   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996
                                                    REGISTRATION NO. 333-11287

===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   ---------

                              AMENDMENT NO. 3 TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                   ---------
                           THE MARQUEE GROUP, INC.
                (Name of Small Business Issuer in Its Charter)

               DELAWARE                           7941                   13-3878295
     (State or Other Jurisdiction     (Primary Standard Industrial    (I.R.S. Employer
   of Incorporation or Organization)   Classification Code Number)   Identification No.)

                         888 SEVENTH AVENUE, 40TH FLOOR
                            NEW YORK, NEW YORK 10019
                                 (212) 977-0300
   (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)
                                   ---------
                        ROBERT M. GUTKOWSKI, PRESIDENT
                        888 SEVENTH AVENUE, 40TH FLOOR
                           NEW YORK, NEW YORK 10019
                                (212) 977-0300
          (Name, Address and Telephone Number of Agent for Service)
                                   ---------
                                   COPIES TO:

   JOHN J. HENTRICH, ESQ.                       JILL M. COHEN, ESQ.
   MICHAEL S. NOVINS, ESQ.               BACHNER, TALLY, POLEVOY & MISHER LLP
      BAKER & MCKENZIE                          380 MADISON AVENUE
      805 THIRD AVENUE                       NEW YORK, NEW YORK 10017
  NEW YORK, NEW YORK 10022                        (212) 687-7000
       (212) 751-5700

                                   ---------
   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]
  IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]
  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]

                       CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------

                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF               AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE OFFERING     AMOUNT OF
          SECURITIES TO BE REGISTERED             REGISTERED         UNIT (1)           PRICE (1)       REGISTRATION FEE
---------------------------------------------  --------------  ------------------  ------------------  ----------------
Units, each consisting of one share of Common
 Stock, $.01 par value, and one Warrant  .....   3,852,500(2)         $5.00            $19,262,500         $ 6,642.24
---------------------------------------------  --------------  ------------------  ------------------  ----------------
Common Stock, $.01 par value .................   3,852,500(3)          7.50             28,893,750           9,963.36
---------------------------------------------  --------------  ------------------  ------------------  ----------------
Unit Purchase Options (4) ....................       335,000           .001                    335                .12
---------------------------------------------  --------------  ------------------  ------------------  ----------------
Units, each consisting of one share of Common
 Stock, $.01 par value, and one Warrant (5) ..       335,000           8.25              2,763,750             953.02
---------------------------------------------  --------------  ------------------  ------------------  ----------------
Common Stock, $.01 par value (5) .............       335,000           7.50              2,512,500             866.38
---------------------------------------------  --------------  ------------------  ------------------  ----------------
  Total ......................................                                         $53,432,835         $18,425.22(6)
---------------------------------------------  --------------  ------------------  ------------------  ----------------

-----------------------------------------------------------------------------

(1)      Estimated solely for purposes of calculating the registration fee.

(2) Includes 502,500 Units subject to the Underwriters' over-allotment option.

(3)      Issuable upon exercise of the Warrants.

(4)      To be issued to the Underwriters.

(5) Issuable upon exercise of the Unit Purchase Options and/or the Warrants issuable thereunder.

(6)      The Registration Fee in the amount of $16,422.51 was previously paid.

   Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants and the Unit Purchase Options.
                                   ---------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION -- DATED DECEMBER 5, 1996

PROSPECTUS

                           THE MARQUEE GROUP, INC.

                3,350,000 UNITS CONSISTING OF 3,350,000 SHARES
                    OF COMMON STOCK AND 3,350,000 WARRANTS

 #############################################################################

                               GRAPHIC OMITTED
                                IGT: "MARQUEE1"

 #############################################################################

   Each unit ("Unit") offered by The Marquee Group, Inc., a Delaware corporation (the "Company"), consists of one share of common stock, par value $.01 per share ("Common Stock"), and one redeemable warrant ("Warrants"). The components of the Units will not be transferable separately until December , 1996 (the "Separation Date"). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50, subject to adjustment, at any time from the Separation Date until the fifth anniversary of the date of this Prospectus. Commencing one year from the date hereof, the Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided the closing bid price of the Common Stock averages in excess of $11.50, subject to adjustment, for any 20 consecutive trading days ending within five days of the notice of redemption. See "Description of Securities."

   Prior to this Offering, there has been no public market for the Units, the Common Stock or the Warrants and there can be no assurance that such a market will develop. The Units, the Common Stock and the Warrants have been approved for quotation on the Nasdaq SmallCap Market ("Nasdaq") under the symbols MRQEU, MRQE and MRQEW, respectively. See "Underwriting" for a discussion of factors considered in determining the initial public offering price.

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7, AND "DILUTION."
                                   ---------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------

                 PRICE TO     UNDERWRITING DISCOUNTS   PROCEEDS TO
                  PUBLIC       AND COMMISSIONS (1)     COMPANY (2)
              -------------  ----------------------  -------------
Per Unit ....      $5.00               $.40               $4.60
------------  -------------  ----------------------  -------------
Total (3)  ..   $16,750,000         $1,340,000         $15,410,000
------------  -------------  ----------------------  -------------

-----------------------------------------------------------------------------

   (1) Does not include additional compensation to be received by Royce Investment Group, Inc., the representative of the Underwriters (the "Representative") and Continental Broker-Dealer Corp. (collectively, the "Underwriters") in the form of (i) a non-accountable expense allowance of $376,875, or $.1125 per Unit ($433,406 if the over-allotment option is exercised in full) and (ii) options, exercisable over a period of three years commencing two years from the date of this Prospectus, to purchase up to 335,000 Units at $8.25 per Unit (the "Unit Purchase Options"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (2) Before deducting estimated expenses of $1,127,000 payable by the Company, including the Underwriters' non-accountable expense allowance.

   (3) The Company has granted to the Underwriters a 45-day option to purchase up to 502,500 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $19,262,500, $1,541,000 and $17,721,500, respectively. See
       "Underwriting."

   The Units are being offered on a "firm commitment" basis by the Underwriters when, as and if delivered and accepted by the Underwriters, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the Units will be made against payment at the offices of Royce Investment Group, Inc., 199 Crossways Park Drive, Woodbury, New York 11797 on
or about December   , 1996.


ROYCE INVESTMENT GROUP, INC.                  CONTINENTAL BROKER-DEALER CORP.


               The date of this Prospectus is December   , 1996

 #############################################################################

                                GRAPHIC OMITTED
                                IGT: "67355logo"

 #############################################################################

The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants.
                                   ---------
   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 PHOTOGRAPHS

REPRESENTING SPORTING EVENTS, INCLUDING BOWLING, ICE HOCKEY, HORSE RACING, BOXING, BASEBALL AND CELEBRITY GOLF, FOR WHICH THE COMPANY PROVIDES MANAGEMENT OR PRODUCTION SERVICES AND ROSTER OF ATHLETES OR PERSONALITIES REPRESENTED BY THE COMPANY.

FOR CALIFORNIA INVESTORS: In order to purchase securities pursuant to this prospectus, you must either have (l) a net worth (exclusive of home, home furnishings and automobile) of not less than $250,000, plus at least $60,000 gross annual income; or (2) a net worth (exclusive of home, home furnishings and automobile) of $500,000.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) reflects the Stock Split (as defined under "Certain Transactions") effected by the Company in August 1996 and the issuance of 2,261,538 shares of Common Stock in connection with the Acquisitions (as defined below) upon the closing of this offering (the "Offering"), (ii) assumes no exercise of the Underwriters' over-allotment option, the Warrants or the Unit Purchase Options and (iii) gives effect to the automatic conversion, upon the closing of this Offering, of $2,000,000 aggregate principal amount of debentures (the "Debentures"), issued in the Company's private placement (the "Private Placement") in August 1996, into 666,662 Units. Unless the context otherwise requires, the "Company" refers to The Marquee Group, Inc. and its subsidiaries after giving effect to the mergers of wholly-owned subsidiaries of the Company into Athletes and Artists, Inc. (the "A&A Acquisition") and Sports Marketing & Television International, Inc. (the "SMTI Acquisition") upon the closing of this Offering. The consummation of this Offering is conditioned upon the closing of the acquisition of each of Athletes and Artists, Inc. and Sports Marketing & Television International, Inc. (collectively, the "Acquisitions") concurrently with the closing of this Offering. Investors should consider carefully the information set forth under "Risk Factors."


                                 THE COMPANY

   The Marquee Group, Inc. ("Marquee" or the "Company") was organized in July 1995 to provide comprehensive management, marketing, sales, consulting and production services to sports and entertainment-related businesses, events, athletes, broadcasters, journalists and executives. In recent years, significant developments in mass media, including the growth of satellite communications and cable television, have resulted in increased national and global exposure for sports personalities and the events and projects in which they participate, and have created national and international audiences for sports personalities, products and events. In addition, the recent proliferation of sports-related television and radio stations has created an increased demand for sports-related programming. As a result, the promotion and sponsorship of sports events has become a major area of corporate advertising and product development. The Company believes that the successful exploitation of this market by sports personalities and corporations requires integrated marketing and management services.


   Marquee was organized by Robert M. Gutkowski, the Company's President and Chief Executive Officer, who has more than 20 years of experience in the television, sports and entertainment industries and who served as President of Madison Square Garden Corporation from November 1991 until September 1994, and The Sillerman Companies, Inc. ("TSC"), which provides financial advisory, marketing and consulting services to media companies and sports-related businesses. TSC is controlled by Robert F.X. Sillerman, Chairman of the Company, whose principal occupation is Executive Chairman of the Board of SFX Broadcasting, Inc., a publicly-traded company which owns and operates radio stations.


   The Company was formed primarily to acquire Sports Marketing & Television International, Inc. ("SMTI"), which provides production and marketing services to sporting events, sports television shows and professional and collegiate leagues and organizations, and Athletes and Artists, Inc. ("A&A"), a sports and media representation firm, to integrate these businesses and to expand into related areas in sports and events programming and promotion.

   In conjunction with SMTI's production and marketing services, SMTI develops and implements corporate sponsorship campaigns which are designed to promote an event, team or sponsor. SMTI's current and recently completed principal projects include production and marketing of The Breeders' Cup Championship and implementation of the balloting campaign for Major League Baseball's 1996 All-Star Game. The Company has agreed to acquire SMTI, which was formed in 1984 by Michael Trager and Michael Letis, upon the closing of this Offering for an aggregate cash purchase price payable to Messrs. Trager and Letis of $8,000,000, of which $6,500,000 is payable at closing and $1,500,000 is payable in five equal annual installments, and the issuance of an aggregate of 1,292,308 shares of Common Stock to Mr. Trager, who is currently a Director of the Company and who will become an executive officer of the Company upon the closing of this Offering, and Mr. Letis, who will become an executive officer and director of the Company upon the closing of this Offering.

   A&A, which was founded in 1977 by Arthur C. Kaminsky, is a sports and media representation firm whose roster of clients includes broadcasters (including Al Michaels-ABC Sports, Forrest Sawyer-ABC News, Christiane Amanpour-CNN and CBS News, Dan Dierdorf-ABC Sports and Chris Berman-ESPN and ABC Sports), athletes (including Brian Leetch-New York Rangers, Eric Heiden-U.S. Olympic five-time gold medalist in speed skating and Nick Lowery -New York Jets), authors (including Dick Schaap-author of Bo Knows Bo and Instant Replay, Rick Reilly-author of The Boz and Missing Links and a writer for Sports Illustrated and John Powers-author of One Goal and Mary Lou! and a sportswriter for The Boston Globe) and media executives (including Terry O'Neil-a sports and news executive producer, Curt Gowdy, Jr.-ABC Sports and John Faratzis-a sports programming producer who has worked with ABC, CBS and
NBC). The Company has agreed to acquire A&A upon the closing of this Offering for an aggregate cash purchase price payable to Mr. Kaminsky, who is currently a Director of the Company and who will become an executive officer of the Company upon the closing of this Offering, and Louis J. Oppenheim, who will become an executive officer and Director of the Company upon the closing of this Offering, of $3,500,000, of which $2,500,000 is payable at closing and $1,000,000 is payable in five equal annual installments, and the issuance to Messrs. Kaminsky and Oppenheim of an aggregate of 969,230 shares of Common Stock.

   Marquee has agreed to provide certain production and promotional services in the sports and events programming area, including agreements with ESPN to produce professional and amateur boxing events and with the Outdoor Life Network to produce The National Lumberjack Championships, and has entered into an agreement with the Professional Bowlers Association (the "PBA") to serve as the PBA's exclusive representative in connection with its negotiations with respect to television broadcasting.

   The Company believes that the combination of its business with those of SMTI and A&A will provide opportunities to provide enhanced services to clients and will enable it to construct comprehensive packages of sports events and sports personality endorsements.

   The Company was incorporated in Delaware in July 1995. The Company's executive offices are located at 888 Seventh Avenue, 40th Floor, New York, New York 10019 and its telephone number is (212) 977-0300.

                                 THE OFFERING


Securities Offered .....         3,350,000 Units, each Unit consisting of one
                                 share of Common Stock and one Warrant. Each
                                 Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.50, subject to adjustment, at any time from the Separation Date until the fifth anniversary of the date of this Prospectus.
                                 The Warrants are subject to redemption in certain circumstances. See "Description of
                                 Securities."


Common Stock Outstanding:


                                                               NON-ESCROW SHARES          ESCROW SHARES(1)
                                                         ----------------------------  --------------------
 Before this Offering .................................. 1,400,000 shares(2)              588,462 shares
 To be issued in connection with the Acquisitions  ..... 1,575,000 shares                 686,538 shares
 To be issued upon the conversion of the Debentures  ...   666,662 shares(3)                    --
 To be issued in connection with this Offering  ........ 3,350,000 shares(4)                    --
  Common Stock Outstanding after this Offering ......... 6,991,662 shares(2)(3)(4)      1,275,000 shares



                                                 (footnotes on following page)

Use of Proceeds ........         To fund the initial cash portion
                                 ($9,000,000) of the purchase price of the Acquisitions, to pay interest on the Debentures, for working capital and general corporate purposes and capital expenditures.
                                 See "Use of Proceeds."


Nasdaq Symbols


 Units .................         MRQEU

 Common Stock ..........         MRQE

 Warrants ..............         MRQEW

Risk Factors ...........         This Offering involves a high degree of risk
                                 and immediate substantial dilution. See
                                 "Risk Factors" and "Dilution."
------------

   (1) In connection with this Offering, the existing stockholders have deposited 588,462 shares of Common Stock into escrow and the persons who are to receive shares of Common Stock in connection with the Acquisitions have agreed to deposit 686,538 shares of Common Stock into escrow upon completion of the Acquisitions (collectively, the "Escrow Shares"). The Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Common Stock does not achieve certain levels. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to operations, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to the Company's officers, directors, employees and consultants. See "Risk Factors--Future Charges to Operations" and "Principal Stockholders--Escrow Shares."

   (2) Excludes 500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan (the "Plan"), under which options to purchase 230,000 shares of Common Stock are outstanding. See "Management--1996 Stock Option Plan."

   (3) Excludes 666,662 shares of Common Stock issuable upon exercise of the Warrants issuable upon conversion of the Debentures.


   (4) Excludes up to (i) 1,005,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option (and the Warrants included therein), (ii) 3,350,000 shares of Common Stock issuable upon exercise of the Warrants which are components of the Units offered hereby and (iii) 670,000 shares of Common Stock issuable upon exercise of the Unit Purchase Options and the Warrants contained therein.

                            SUMMARY FINANCIAL DATA


   The Summary Financial Data of the Company as of September 30, 1996 and for the nine-month period ended September 30, 1996 have been derived from the unaudited financial statements of Marquee appearing elsewhere in this Prospectus. Marquee had no operations during the period from inception (July 11, 1995) through December 31, 1995 and, accordingly, only pro forma financial information relating to this Offering and the Acquisitions as if they had occurred on January 1, 1995 is presented in the Summary Financial Data. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1996 or for any other period. The pro forma financial data gives effect to the following transactions and adjustments for the periods and at the dates presented: the Acquisitions and the related contractually agreed to reductions in officers' salaries and benefits and the completion of this Offering. The Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as a consolidation at historical cost due to the significance of the equity interests in the Company to be held by the stockholders of A&A and SMTI following the completion of the Acquisitions. The following data should be read in conjunction with the notes thereto, the audited and unaudited financial statements and notes thereto contained elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                           YEAR ENDED            NINE MONTHS ENDED
                                        DECEMBER 31, 1995        SEPTEMBER 30, 1996
                                       -----------------  --------------------------------
                                          PRO FORMA FOR                     PRO FORMA FOR
                                          OFFERING AND                       OFFERING AND
                                          ACQUISITIONS       HISTORICAL      ACQUISITIONS
                                       -----------------  --------------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues .............................     $10,341,827      $ 1,465,731       $9,497,000
Operating expenses ...................       5,549,887        1,239,017        5,437,348
General and administrative expenses  .       3,154,710        1,257,840        4,131,954
                                       -----------------  --------------  ----------------
Operating income (loss) ..............     $ 1,637,230      $(1,031,126)         (72,302)
                                       =================  ==============  ================
Net income (loss) ....................     $   789,773      $(1,116,806)      $ (117,040)
                                       =================  ==============  ================
Net income (loss) per share ..........     $       .11      $      (.54)      $     (.02)
                                       =================  ==============  ================
Weighted average common stock and
 common stock equivalents outstanding        6,991,662(1)     2,066,662        6,991,662(1)
                                       =================  ==============  ================



                                             AT SEPTEMBER 30, 1996
                                ---------------------------------------------
                                                              PRO FORMA FOR
                                                              OFFERING AND
BALANCE SHEET DATA:                 ACTUAL                    ACQUISITIONS(2)
                                -------------                 ---------------
Current assets ................   $   937,086                  $ 7,632,744
Current liabilities ...........       369,295                    1,802,967
Total assets ..................     1,426,251                    8,008,765
Long-term debt ................     2,121,615                    1,697,615
Accumulated deficit ...........    (1,116,806)                  (1,535,526)
Stockholders' equity (deficit)     (1,064,659)                   4,508,183


------------

   (1) Excludes 1,275,000 Escrow Shares. See "Principal Stockholders--Escrow Shares" and Note 4 of the Notes to the Company's Financial Statements.

   (2) Adjusted to give effect to the sale of the 3,350,000 Units offered hereby and the application of the net proceeds therefrom to complete the Acquisitions and to pay interest on the Debentures. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 RISK FACTORS

   The securities offered hereby are speculative in nature and an investment in the Units offered hereby involves a high degree of risk, including substantial competition, the dependence of the Company upon third parties and risks associated with the integration of the businesses of A&A and SMTI. Prospective investors are cautioned that the statements in this Prospectus that are not historical facts may be forward-looking statements that are subject to risks and uncertainties, including those set forth below. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Units offered hereby.

   Limited Operating History; History of Losses. Although the Company was formed in July 1995, it did not commence operations until January 1996 and, since that time, it has engaged in only limited activities, consisting primarily of negotiating the agreements relating to the Acquisitions and performing limited sports marketing and consulting activities. For the period from July 11, 1995 (inception) through December 31, 1995, the Company had no revenues and expenses. For the nine months ended September 30, 1996, the Company sustained a net loss of $1,116,806 (unaudited). At September 30, 1996, the Company had an accumulated deficit of $1,116,806 (unaudited) and a stockholders' deficiency of $1,064,659 (unaudited). There can be no assurance that these trends will not continue after the consummation of this Offering and the Acquisitions.

   No Prior History of and Risks Associated with Combined Operations. The Company has no operating history as a combined entity. A&A and SMTI have operated as independent businesses with independent management since 1977 and 1984, respectively, and there can be no assurance that the businesses of such companies will not be adversely affected as a consequence of being combined into a larger entity. There can be no assurance that the Company will be able to implement its business plans or achieve profitable operations.

   Competition. The sports and entertainment businesses are highly competitive and are affected by changes in consumer taste. The profitability of projects in these industries is dependent upon subjective market appeal to the general public and cannot be predicted with any degree of certainty. There is a high risk that the production and sale of sports and entertainment projects contemplated by the Company will not yield sufficient revenues to enable the Company to compete successfully. Several competitors, such as International Management Group, ProServ, Inc. and Advantage International Inc. in the sports industry and the William Morris Agency, Inc. and Creative Artists Agency, Inc. in the entertainment industry, are well-known companies with substantially greater financial, technical and marketing resources than the Company. Additionally, many smaller entities are involved in each of the Company's lines of business. See "Business--Competition."


   Dependence on Key Personnel. The Company's success depends upon the contributions of its current executive officers and those persons who have agreed to become executive officers of the Company upon completion of the Acquisitions, including Robert M. Gutkowski, the President and Chief Executive Officer of the Company, Arthur C. Kaminsky, Louis J. Oppenheim, Michael Trager and Michael Letis. Each of Messrs. Kaminsky, Oppenheim, Trager and Letis will receive cash proceeds from this Offering and will become principal stockholders of the Company in connection with the Acquisitions. See "--Use of Proceeds of this Offering to Benefit Insiders." Although the Company has entered into a five-year employment agreement with Mr. Gutkowski and has agreed to enter into five-year employment agreements with each of Messrs. Kaminsky, Oppenheim, Trager and Letis upon completion of the Acquisitions, there can be no assurance that these individuals will continue to devote sufficient time to the Company's combined business following the Acquisitions or will effectively operate as a coherent management team. The loss of the services of, or a material reduction in the amount of time devoted to the Company by, certain of such individuals could adversely affect the business of the Company. In addition, SMTI's agreement with the Breeders' Cup Limited, which has historically accounted for a substantial portion of SMTI's revenues, may be terminated by the Breeders' Cup Limited if SMTI's employment of Mr. Letis is terminated or Mr. Letis becomes unavailable to perform the services necessary to enable SMTI to comply with the terms of such agreement, which would have a material adverse effect on the business and operations of the Company. The Company has obtained key-man insurance for its benefit in the amount of $2,000,000 on the life of Mr. Gutkowski. See "Business--Events Production and Corporate Sponsorship," "Management" and "Certain Transactions."

   Dependence Upon Breeders' Cup Limited and Other Corporate Sponsors and Personalities. The Company expects that a substantial portion of its revenues will be derived from its representation of sports and entertainment personalities and from fees and/or commissions paid by corporate sponsors. The Company's representation agreements with its clients are generally terminable annually on 30 days' notice and its corporate sponsorship projects are generally on a short-term basis. The expiration or termination of a significant amount of the Company's contracts with certain clients would have a material adverse effect on the Company's operations. During the years ended December 31, 1994 and 1995 and the nine-month period ended September 30, 1996, the agreement with the Breeders' Cup Limited accounted for approximately 78%, 75% and 52% of SMTI's revenues, respectively, and, on a pro forma basis, after giving effect to the Acquisitions as if they had occurred on January 1, 1995, would have accounted for approximately 47% and 30% of the Company's revenues for the year ended December 31, 1995 and the nine-month period ended September 30, 1996, respectively. The agreement between SMTI and the Breeders' Cup Limited provides for termination on December 31, 1997, unless earlier terminated in accordance with the provisions set forth in the agreement, including the termination, for any reason, of SMTI's employment of Michael Letis or the unavailability of Mr. Letis to perform the services necessary to enable SMTI to comply with the terms of the agreement. The termination or expiration of SMTI's agreement with the Breeders' Cup Limited would have a material adverse effect on the business and operations of the Company. Because a limited number of customers or projects may continue to provide a significant portion of the Company's revenues, the Company's business, operating results and financial condition could be materially adversely affected by the failure of anticipated projects to materialize or by cash flow requirements to implement projects prior to the receipt of related fees. In addition, there can be no assurance that the Company will be able to enter into additional contracts with sports personalities or corporate sponsors or that the Company's clients will renew contracts prior to their expiration. See "Business--Events Production and Corporate Sponsorship."

   Absence of Written Agreements. Certain of the Company's corporate sponsorship projects are not evidenced by written agreements in advance of Company expenditures on such projects or at all. In addition, many of the Company's representation arrangements with its clients are not evidenced by written agreements. Although the Company believes that the lack of written agreements is common in the industry, the lack of written agreements may adversely affect the enforceability and term of certain agreements.

   Expansion of Operations. The Company intends to expand its business into complementary fields such as television production, sale of television rights, program packaging and video production and distribution. The Company has engaged in only limited activities in the communications area and there can be no assurance that the Company will be able to successfully pursue such production opportunities, that such operations will be profitable to the Company or that the expansion into such businesses will not adversely affect the Company's results of operations. See "Business--Communications."

   Expansion Strategy; Need for Additional Financing. The Company's growth strategy may include the acquisition of additional businesses in the fields of sports management, marketing, consulting, representation and production. However, with the exception of the SMTI Acquisition and the A&A Acquisition, the Company has no agreements or understandings regarding future acquisitions and there can be no assurance that the Company will be able to identify additional businesses to acquire or obtain financing necessary to complete such acquisitions. Any such acquisitions are likely to involve debt financing, which would require payments of principal and interest on such indebtedness and would adversely impact the Company's cash flow, and/or the issuance of equity securities, which may be dilutive to the ownership interests of the Company's then existing stockholders. In addition, any such acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would have the effect of increasing the Company's loss or reducing or eliminating earnings, if any. There can be no assurance that any future acquisitions will be successfully integrated into the operations of the Company.

   Although the Company anticipates that the proceeds of this Offering together with cash flow expected to be generated from operations will be sufficient to fund its operations for approximately 12 months following completion of this Offering, there can be no assurance that the Company will not require additional financing. The Company has no commitments to obtain additional financing and there can be no assurance that such financing, if required, will be available. SMTI generally is required to fund implementation of projects for its customers prior to receipt of related fees and accordingly has experienced, and may in the future continue to experience, cash flow shortages.


   Use of Proceeds of this Offering to Benefit Insiders. In connection with the Acquisitions, upon the closing of this Offering, the sole stockholders of SMTI (Messrs. Letis and Trager) and of A&A (Messrs. Kaminsky and Oppenheim) will receive (i) cash payments aggregating $9,000,000, (ii) an aggregate of 2,261,538 shares of Common Stock (representing approximately 27.4% of shares of Common Stock to be outstanding upon completion of this Offering), (iii) rights to installment payments aggregating $2,500,000 payable over five years and (iv) employment agreements providing for annual salaries aggregating $1,075,000. In addition, the Company has entered into a six-year consulting agreement with Sillerman Communications Management Corporation ("SCMC"), which is controlled by Robert F.X. Sillerman, the Chairman of the Company and the controlling stockholder of TSC, a principal stockholder of the Company, pursuant to which the Company has agreed to pay to SCMC a consulting fee of $30,000 per month commencing nine months from the completion of this Offering and to pay certain transaction-based fees to SCMC. In addition, the Company has agreed to pay to Robert M. Gutkowski, the Company's President and a principal stockholder of the Company, minimum annual compensation of $475,000. Substantially all of the net proceeds of this Offering will be used to make the initial purchase price payments in connection with the Acquisitions and, to the extent funds generated from operations are not sufficient, such installment payments, compensation and fees. Each of such individuals and TSC purchased Debentures in the Private Placement in August 1996 which will convert into Units upon the completion of this Offering at a conversion price of $3.00 per Unit, and have been granted options to purchase shares of Common Stock. See "Use of Proceeds," "Management" and "Certain Transactions."

   Potential Broad Discretion of Management in Use of Proceeds. The Company's management will have broad discretion over the use of approximately $4,528,600 (approximately 31.7%) of the net proceeds of this Offering, although, to the extent funds generated from operations are not sufficient, such funds may be used by the Company to pay compensation to its executive officers, consulting fees to SCMC and the initial installment payments in connection with the Acquisitions. See "Use of Proceeds."

   Control by Existing Stockholders; Potential Anti-takeover Provisions. Upon completion of this Offering, the Company's existing stockholders and those persons who will become stockholders in connection with the Acquisitions, each of whom is or will become an officer and director of the Company, will control 54.4% of the total voting power of the Company (without giving effect to the exercise of options held by such persons to purchase shares of Common Stock). As a result, such stockholders will be able to elect all of the Company's directors and otherwise control the Company's operations. The Company and each of its principal stockholders (including the stockholders of A&A and SMTI, each of whom will become a principal stockholder of the Company upon completion of the Acquisitions) have entered into a stockholders' agreement (the "Stockholders' Agreement") which places certain restrictions on the sale of shares by such stockholders and grants to such stockholders certain rights with respect to matters affecting corporate governance, including an agreement by such stockholders to vote for the nominees of such stockholders to the Company's Board of Directors. The existence of such restrictions and rights will solidify the control over the Company by its existing stockholders. The Company is also subject to a Delaware statute regulating business combinations, which could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. See "Certain Transactions," "Principal Stockholders" and "Description of Securities."


   Future Charges to Operations. In May 1996, the Company issued 50,000 shares of Common Stock to an officer of the Company in partial consideration of such officer's entering into an employment agreement with the Company. The Company expects that it will recognize non-cash compensation expense estimated at approximately $118,750 over the 15-month vesting period commencing June 1, 1996 equal to the estimated fair market value of such shares on the date of issuance. The Company also expects to incur charges to operations aggregating $419,000 during the quarter in which this Offering occurs, upon the automatic conversion of the Debentures into Units, relating to the write-off of the fees and expenses incurred by the Company in connection with the Private Placement of $250,000 and interest expense of $169,000. Interest expense in connection therewith of approximately $86,000 was recognized during the quarter ended September 30, 1996. In connection with the Acquisitions, the Company will incur non-cash charges to operations aggregating $530,000 over the five-year period commencing with the completion of the Acquisitions relating to the imputed interest on the indebtedness to be paid to the stockholders of SMTI and A&A. See "Capitalization--Private Placement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   Immediate and Substantial Dilution; Recent Issuances of Securities at Prices Substantially Below Public Offering Price. All of the shares of Common Stock outstanding prior to this Offering were acquired for a purchase price of approximately $.01 per share. At September 30, 1996, the Company had a negative net tangible book value of $(.76) per share and, accordingly, investors participating in this Offering will incur immediate and substantial dilution in net tangible book value of approximately $4.36 per share (87.2%), giving effect to the conversion of the Debentures into Units. See "Dilution." In August 1996, the Company completed the Private Placement pursuant to which it sold $2,000,000 aggregate principal amount of Debentures, of which $750,000 principal amount were issued to officers, directors and principal stockholders of the Company, SMTI and A&A. The Debentures will automatically convert upon completion of this Offering into 666,662 Units, which are identical to the Units offered hereby, resulting in a conversion rate of $3.00 per Unit. See "Capitalization--Private Placement."


   Limited Indemnification in Connection with the Acquisitions. Pursuant to the SMTI Acquisition Agreement (as defined below) and the A&A Acquisition Agreement (as defined below), the sellers of each of SMTI and A&A have made certain representations and warranties to the Company. The SMTI Acquisition Agreement and the A&A Acquisition Agreement both provide that the representations and warranties contained therein shall survive for a period of six months following the closing of the Acquisitions, after which time the indemnification obligations for breaches of representations and warranties will be limited to claims asserted during such six-month period. Moreover, the indemnity from Messrs. Trager and Letis in connection with the SMTI Acquisition is limited each to $1,000,000, and the indemnity from Messrs. Kaminsky and Oppenheim in connection with the A&A Acquisition is limited to $500,000 and $250,000, respectively. See "Certain Transactions."


   Charge to Earnings in the Event of Release of Escrow Shares. Following completion of this Offering, the Company will have outstanding 1,275,000 Escrow Shares which will be released from escrow if the Company attains certain earnings levels over the next one to three years or if the Common
Stock trades at certain levels during the period from December   , 1998 until
December 31, 1999. The Escrow Shares will not be deemed to be outstanding for the purpose of calculating earnings per share until either of such conditions is probable of being met. The position of the Securities and Exchange Commission (the "Commission") with respect to such escrow arrangements provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a non-cash compensation expense will be recorded for financial reporting purposes. In the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to operations, which will not be deductible for income tax purposes, equal to the then fair value of such shares, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders--Escrow Shares." Notwithstanding the foregoing discussion, there can be no assurance that the Company's earnings or its stock price will attain the targets that would enable the Escrow Shares to be released from escrow.


   Lack of Dividends. The Company has never declared or paid a cash dividend on its Common Stock. The Company intends to retain its earnings, if any, for use in its business and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

   No Public Market for Securities; Possible Volatility of Market Price; Arbitrary Determination of Offering Price. Prior to this Offering, there has been no market for any of the Company's securities, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price of the Units and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriters and are not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Units, Common Stock and Warrants could also be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general trends in the industry, market conditions and other factors. See "Underwriting."


   Outstanding Warrants and Options. Upon completion of this Offering, the Company will have outstanding (i) Warrants which are components of the Units offered hereby which represent the right to purchase an aggregate of 3,350,000 shares of Common Stock, (ii) Warrants issuable upon conversion of the Debentures which represent the right to purchase 666,662 shares of Common Stock and (iii) Unit Purchase Options which represent the right to purchase an aggregate of 670,000 shares of Common Stock, assuming exercise of the underlying Warrants. In addition, the Company has 500,000 shares of Common Stock reserved for issuance under the Plan, under which options to purchase 230,000 shares have been granted. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. See "Management--1996 Stock Option Plan," "Description of Securities" and "Underwriting."


   Potential Adverse Effect of Redemption of Warrants. Commencing one year from the date of this Prospectus, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $11.50 per share for 20 consecutive trading days ending within five days of the notice. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities--Warrants."

   Current Prospectus and State Registration to Exercise Warrants. Holders of Warrants will only be able to exercise the Warrants if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of this Offering to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. As indicated above, holders of Warrants called for redemption residing in states where the underlying securities have not been qualified for sale would generally still be able to sell their Warrants at the then market price thereof. See "Description of Securities--Warrants."

   Possible Restrictions on Market-Making Activities in Company's
Securities. The Underwriters have advised the Company that they each intend to make a market in the Company's securities. Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may prohibit the Underwriters from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to such solicitation by the Underwriters of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriters may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriters may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

   Possible Delisting of Securities from the Nasdaq Stock Market. While the Company's Units, Common Stock and Warrants meet the current Nasdaq listing requirements and are expected to be initially included on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq generally requires that (i) the Company maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock have at least two active markets makers and (v) the Common Stock be held by at least 300 holders.


   On November 6, 1996, Nasdaq proposed changes to its listing requirements which, after a 30-day comment period and consideration of changes to the proposals, will be submitted to the Securities and Exchange Commission (the "Commission") for final approval. If the current proposal is approved without modification, a company's qualification for continued listing on Nasdaq would require that such company, among other things, have at least $2,000,000 in "net tangible assets" ("net tangible assets" equals total assets less total liabilities and goodwill) or at least $35,000,000 in total market value or at least $500,000 in net income in two out of its last three fiscal years, as well as at least 500,000 shares in the public float, at least $1,000,000 in market value of the public float, a bid price of not less than $1.00 per share, a minimum of two independent directors and other corporate governance criteria which are the same as those for the Nasdaq National Market.


   If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Common Stock and Warrants would thereafter be conducted in the over-the-counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

   Risks of Low-Priced Stock. If the Company's securities were delisted from Nasdaq (see "--Possible Delisting of Securities from the Nasdaq Stock Market"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this Offering to sell any of the securities acquired hereby in the secondary market.

   Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

   The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.


   Shares Eligible for Future Sale. Future sales of Common Stock by existing stockholders (including those persons who are to receive shares of Common Stock in connection with the Acquisitions) pursuant to Rule 144 under the Securities Act or otherwise could have an adverse effect on the price of the Company's securities. None of the 4,449,996 shares of Common Stock held by existing stockholders (including shares issuable upon conversion of the Debentures and shares issuable in connection with the Acquisitions) are eligible for sale under Rule 144 until July 1997 and 1,275,000 of such shares are Escrow Shares. In addition, substantially all of the existing stockholders (including those persons who will become stockholders upon completion of the Acquisitions) have agreed not to sell or otherwise dispose of any shares of Common Stock, including the 249,996 Units issuable upon conversion of the Debentures, for a period of two years from the closing of this Offering (except that with the exception of the securities issuable to them upon conversion of the Debentures, they may transfer such securities, after consent of the Representative, to affiliates of such stockholders who agree to be bound by the terms of such lock-up agreement). Holders of an additional 416,666 Units issuable upon conversion of the Debentures have agreed not to sell any of their securities for one year from the date of this Prospectus. The existing stockholders (including those persons who will become stockholders upon completion of the Acquisitions) and the persons who are to become stockholders upon conversion of the Debentures have demand and "piggyback" registration rights covering the securities included in the Units issuable upon conversion of the Debentures, and the Underwriters have demand and "piggyback" registration rights covering the securities underlying the Unit Purchase Options. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "Shares Eligible for Future Sale."


   Possible Adverse Effects of Authorization of Preferred Stock. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), on terms which may be fixed by the Company's Board of Directors without further stockholder action. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions, financing transactions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring capital stock of the Company, which may adversely affect the market price of the Common Stock. The Company has no present plans to issue shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."

                               USE OF PROCEEDS


   The net proceeds of this Offering to the Company, after deducting underwriting discounts and commissions and other estimated expenses of this Offering payable by the Company, are estimated to be approximately $14,283,000 (approximately $16,538,000 if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds as follows:



                                                       APPROXIMATE     PERCENTAGE
                                                      AMOUNT OF NET      OF NET
                                                        PROCEEDS        PROCEEDS
                                                    ---------------  ------------
Initial cash portion of acquisition price for SMTI     $ 6,500,000(1)     45.5%
Initial cash portion of acquisition price for A&A        2,500,000(2)     17.5
Working capital ...................................      4,528,600(3)     31.7
Capital expenditures ..............................        500,000         3.5
Interest on Debentures ............................        254,400         1.8
                                                                     ------------
Total .............................................    $14,283,000       100.0%
                                                    ===============  ============


------------

   (1) Does not include $1,500,000 to be paid in equal annual installments during the four-year period commencing on April 1, 1997. See "Certain Transactions--SMTI Acquisition Agreement."

   (2) Does not include $1,000,000 to be paid in equal annual installments during the four-year period commencing on April 1, 1997. See "Certain Transactions--A&A Acquisition Agreement."

   (3) To the extent funds generated from operations are not sufficient, the Company will use proceeds from this Offering to pay compensation to its executive officers, consulting fees to SCMC and the initial installment payments referred to in footnotes (1) and (2) above. See "Management" and "Certain Transactions."

   The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based on the current status of its business. Future events, including changes in competitive conditions, the ability of the Company to identify appropriate acquisition candidates, the availability of other financing and funds generated from operations and the status of the Company's business from time to time, may make changes in the allocation of the net proceeds of this Offering necessary or desirable, except with respect to the Acquisitions, the consummation of which is a condition to the completion of this Offering. Pending application, the net proceeds will be invested in short-term, interest-bearing investments. The Company estimates that the net proceeds from this Offering will be sufficient to fund its working capital requirements for a period of approximately 12 months from the closing of this Offering. The Company expects that any proceeds received upon exercise of the Underwriters' over-allotment option or the Warrants will be added to working capital.

                               DIVIDEND POLICY

   The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION


   The following table sets forth the capitalization of the Company (i) as of September 30, 1996 and (ii) pro forma as of September 30, 1996 to reflect the sale of the Units offered hereby and the Acquisitions. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                         SEPTEMBER 30, 1996
                                                                  ------------------------------
                                                                                   PRO FORMA FOR
                                                                                   OFFERING AND
                                                                      ACTUAL       ACQUISITIONS
                                                                  -------------  ---------------
Debentures (1) ..................................................   $ 2,000,000     $        --
Acquisition indebtedness--selling stockholders, net (2)  ........            --       1,576,000
Loan payable to related party ...................................       121,615         121,615
Stockholders' Equity:
 Preferred Stock, $.01 par value; 5,000,000 shares authorized;
  no shares issued and outstanding ..............................            --              --
 Common Stock, $.01 par value; 25,000,000 shares authorized;
  1,988,462 shares issued and outstanding actual; 8,266,662
  shares issued and outstanding pro forma for Offering and
  Acquisitions (3)(4) ...........................................        19,885          82,667
Additional paid-in capital ......................................       119,345       6,048,125
Deferred compensation (5) .......................................       (87,083)        (87,083)
Accumulated deficit .............................................    (1,116,806)     (1,535,526)
                                                                  -------------  ---------------
Total stockholders' equity (deficit) ............................    (1,064,659)      4,508,183
                                                                  -------------  ---------------
Total capitalization ............................................   $ 1,056,956     $ 6,205,798
                                                                  =============  ===============


------------

   (1) Represents Debentures issued in connection with the Company's Private Placement completed in August 1996, which will automatically convert into Units upon completion of this Offering. See "--Private Placement."

   (2) Represents the installment payments payable to the stockholders of SMTI and A&A, net of imputed interest ($530,000) and the current installment payment ($394,000). See Note 4 of the Notes to the Company's Financial Statements.


   (3) Excludes (i) up to 1,005,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option (and the Warrants included therein), (ii) 3,350,000 shares of Common Stock issuable upon exercise of the Warrants which are components of the Units offered hereby, (iii) 670,000 shares of Common Stock issuable upon exercise of the Unit Purchase Options and the Warrants contained therein, (iv) 666,662 shares of Common Stock issuable upon exercise of the Warrants to be issued upon conversion of the Debentures and (v) 500,000 shares of Common Stock reserved for issuance under the Plan, under which options to purchase 230,000 shares are outstanding. See "Management--1996 Stock Option Plan" and "Underwriting."


   (4) Includes 1,275,000 Escrow Shares. See "Principal Stockholders--Escrow Shares."

   (5) Represents deferred compensation related to 50,000 shares of Common Stock issued to an officer in partial consideration of such officer entering into an employment agreement with the Company.

PRIVATE PLACEMENT

   In August 1996, the Company completed the Private Placement of $2,000,000 principal amount of Debentures in which it received net proceeds of approximately $1,363,000. The amount of net proceeds reflects the issuance of $445,103 in principal amount of Debentures to the Company's principal stockholders (including persons who are to become stockholders upon completion of the Acquisitions), which were purchased through cancellation of the Company's promissory notes to such stockholders in such aggregate principal amount. See "Certain Transactions--Private Placement and Corporate Indebt-edness." The Representative acted as placement agent in connection with the Private Placement. In connection with the Company's application to list its securities on Nasdaq, the Company and the Representative negotiated modifications to certain terms of the Debentures which have been agreed to by the Debenture holders. Pursuant to their modified terms, the Debentures will automatically convert upon the completion of this Offering into 666,662 Units (a conversion rate of $3.00 per unit), each of which will be identical to the Units offered hereby. The Debentures bear interest at the rate of 10% per annum calculated for the period commencing on the date of the final closing of the Private Placement through one year following the effective date of the registration statement, and payable in full at the closing of this Offering. As a result of the modification, interest to be charged to operations will aggregate $254,400, of which $86,000 was recognized in the quarter ended September 30, 1996 and the balance will be expensed over the period the Debentures remain outstanding.


   The holders of $1,250,000 aggregate principal amount of Debentures, none of whom is an affiliate of the Company, have agreed not to sell any of the securities included in the 416,666 Units issuable upon conversion of such Debentures for a period of one year from the date of this Prospectus . The holders of the remaining $750,000 aggregate principal amount of Debentures are held by executive officers, directors and/or principal stockholders of the Company, or persons who will become such upon completion of the Acquisitions, and such persons have agreed not to sell any of the securities included in the 249,996 Units issuable upon conversion of such Debentures for a period of two years from the closing of this Offering. The Company has agreed to file a registration statement covering the resale of the securities issuable upon conversion of the Debentures nine months from the date of this Prospectus and to use its best efforts to have such registration statement declared effective within one year from the date of this Prospectus. All of the holders of the Debentures have agreed not to exercise the Warrants issuable upon the automatic conversion thereof for a period of one year from the closing of this Offering. See "Shares Eligible for Future Sale."

                                   DILUTION


   The negative net tangible book value of Marquee as of September 30, 1996 was $(1,064,659), or $(.76) per share. Net tangible book value per share represents the amount of the Company's total tangible assets less its total liabilities divided by the total number of shares of Common Stock outstanding (exclusive of the Escrow Shares). After giving effect to the automatic conversion of the Debentures into Units and the completion of the Acquisitions, the negative pro forma net tangible book value as of September 30, 1996 would have been $(9,774,817), or $(2.68) per share. In addition, after giving effect to the sale of the Units offered hereby, the pro forma net tangible book value would have been $4,508,183 or $.64 per share. This represents an immediate increase in net tangible book value of $1.40 per share to existing stockholders, and an immediate dilution of $4.36 per share (87.2%) to persons purchasing shares at the initial public offering price (the "New Investors"). The following table illustrates this per share dilution:



Initial public offering price of the Units ............................            $   5.00(1)
Marquee negative net tangible book value per share at
 September 30, 1996 ..................................................   $ (.76)
Increase in negative net tangible book value per share attributable
 to the Acquisitions and the conversion of Debentures (2)  ...........    (1.92)
Increase in net tangible book value per share attributable to
 purchase by the New Investors .......................................     3.32
                                                                       --------
Pro forma net tangible book value per share after this Offering  .....                  .64
                                                                                 ----------
Dilution per share to New Investors ..................................             $   4.36
                                                                                 ==========


------------

   (1) Assumes no allocation of the offering price to the Warrants included in the Units.

   (2) Does not reflect the completion of this Offering, which will occur simultaneously with these transactions.


   If the over-allotment option is exercised in full, the pro forma net tangible book value after this Offering would be $.90 per share, which would result in dilution to New Investors of $4.10 (82.0%) per share.

   The following table summarizes the differences between the original stockholders, the stockholders who are to receive shares of Common Stock in connection with the Acquisitions (the "Acquisition Stockholders"), the stockholders who are to receive shares of Common Stock upon the conversion of the Debentures and the New Investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid:



                                              SHARES PURCHASED
                           ----------------------------------------------------
                             NON-ESCROW     ESCROW
                               SHARES       SHARES      TOTAL NUMBER    PERCENT
                           ------------  -----------  --------------  ---------
Original stockholders  ...   1,400,000       588,462     1,988,462        24.1%
Acquisition stockholders     1,575,000       686,538     2,261,538        27.4
Stockholders resulting
 from conversion of the
 Debentures ..............     666,662            --       666,662         8.1
New Investors ............   3,350,000            --     3,350,000        40.4
                           ------------  -----------  --------------  ---------
Total ....................   6,991,662     1,275,000     8,266,662       100.0%
                           ============  ===========  ==============  =========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                               TOTAL CONSIDERATION
                           -------------------------     AVERAGE PRICE
                              AMOUNT (1)     PERCENT       PER SHARE
                           --------------  ---------     -------------
Original stockholders  ...   $    20,000        0.1%        $0.01
Acquisition stockholders              --(2)      --            --(2)
Stockholders resulting
 from conversion of the
 Debentures ..............     2,000,000(3)    10.7         $3.00(4)
New Investors ............    16,750,000       89.2         $5.00(4)
                           --------------  ---------
Total ....................   $18,770,000      100.0%
                           ==============  =========


------------

   (1) Prior to deduction of costs of issuance.

   (2) Exclusive of the consideration provided in connection with the Acquisitions. See "Certain Transactions--SMTI Acquisition Agreement" and "--A&A Acquisition Agreement."

   (3) Includes $445,103 paid through the cancellation of promissory notes in an equal aggregate principal amount. See "Capitalization--Private Placement" and "Certain Transactions--Private Placement and Corporate Indebtedness."

   (4) Assumes no allocation of the offering price to the Warrants included in the Units.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


   The following Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1996 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 1996 give effect to the following transactions and adjustments as if they had occurred as of September 30, 1996 and January 1, 1995, respectively: (i) the Acquisitions and related contractually required reductions in salaries and benefits and
(ii) the completion of this Offering and the application of the net proceeds therefrom to complete the Acquisitions.

   The following Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1995 gives effect to the following transactions and adjustments as if they had occurred as of January 1, 1995:
(i) the Acquisitions and related contractually required reductions in salaries and benefits and (ii) the completion of this Offering and the application of the net proceeds therefrom to complete the Acquisitions.


   The Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as a consolidation at historical cost due to the significance of the equity interests in the Company to be held by the stockholders of SMTI and A&A following the completion of the Acquisitions. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon the historical audited and unaudited financial statements of the Company, SMTI and A&A and give effect to the assumptions and adjustments in the accompanying notes thereto. This pro forma information may not be indicative of the results of operations or financial position that would have occurred or existed if the transactions described above had been consummated on the date assumed and do not purport to project the Company's financial position or results of operations for any future date or period. In the opinion of the Company's management, all adjustments considered necessary for a fair presentation of the Unaudited Pro Forma Condensed Combined Financial Statements have been included. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the notes thereto, the audited and unaudited financial statements and notes thereto of the Company, SMTI and A&A contained elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           THE MARQUEE GROUP, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            SEPTEMBER 30, 1996(1)


                                                                                            PRO FORMA FOR
                                  HISTORICAL                                 PRO FORMA     THE OFFERING AND
                                    MARQUEE         SMTI         A&A        ADJUSTMENTS      ACQUISITIONS
                                -------------  ------------  ----------  ---------------  ----------------
ASSETS
Current assets ................   $   937,086    $1,767,447    $358,611  $   14,283,000 (2)   $7,632,744
                                                                             (9,000,000)(3)
                                                                               (459,000)(4)
                                                                               (254,400)(5)
Noncurrent assets .............       489,165        61,074      75,782        (250,000)(5)      376,021
                                -------------  ------------  ----------  ---------------  ----------------
  Total assets ................   $ 1,426,251    $1,828,521    $434,393  $    4,319,600       $8,008,765
                                =============  ============  ==========  ===============  ================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities ...........   $   369,295    $  775,151    $350,201  $      394,000 (3)   $1,802,967
                                                                                (85,680)(5)
Long-term debt ................     2,121,615            --          --       1,576,000 (3)    1,697,615
                                                                             (2,000,000)(5)
Stockholders' equity (deficit)     (1,064,659)    1,053,370      84,192      14,283,000 (2)    4,508,183
                                                                            (10,970,000)(3)
                                                                               (459,000)(4)
                                                                               (168,720)(5)
                                                                              1,750,000 (5)
                                -------------  ------------  ----------  ---------------  ----------------
Total liabilities and
 stockholders' equity .........   $ 1,426,251    $1,828,521    $434,393  $    4,319,600       $8,008,765
                                =============  ============  ==========  ===============  ================


------------

   (1) The acquisition by merger of each of SMTI and A&A will be accounted for as a consolidation at historical cost due to the significance of the equity interest in the Company to be held by the stockholders of these companies following the completion of the Acquisitions. Accordingly, the acquired assets and liabilities of SMTI and A&A will be recorded at their historical amounts. The capital stock of SMTI and A&A will be included in additional paid-in capital.

   (2) To reflect the estimated net proceeds from this Offering:


Offering ........................   $16,750,000
Less:Fees and expenses ..........     2,467,000
                                  -------------
Net proceeds from this Offering     $14,283,000
                                  =============


   (3) To reflect payments to the stockholders of SMTI and A&A of $6,500,000 and $2,500,000, respectively, in cash, and the Company's incurrence of indebtedness to such stockholders of $1,500,000 and $1,000,000, respectively, less imputed interest of $530,000, payable to such stockholders in connection with the Acquisitions.

   (4) To reflect the payment of an S Corporation distribution to the stockholders of SMTI representing 40% of the taxable earnings of SMTI prior to this Offering ($459,000 at September 30, 1996).

   (5) To reflect the issuance of 666,662 Units upon the conversion of the Debentures, the related write-off of $250,000 of deferred financing costs and the payment of interest in the amount of approximately $254,400.

                           THE MARQUEE GROUP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   NINE MONTHS ENDED SEPTEMBER 30, 1996(1)


                                                                                                    PRO FORMA FOR THE
                                                                                      PRO FORMA     OFFERING AND THE
                                           MARQUEE          SMTI          A&A        ADJUSTMENTS     ACQUISITIONS(4)
                                       --------------  ------------  ------------  --------------  -----------------
Revenues .............................   $ 1,465,731     $5,523,633    $2,507,636              --       $9,497,000
Operating expenses ...................     1,239,017      3,147,398     1,050,933              --        5,437,348
General and administrative expenses  .     1,257,840      1,235,094     1,639,020              --        4,131,954
                                       --------------  ------------  ------------  --------------    -------------
Operating income (loss) ..............    (1,031,126)     1,141,141      (182,317)             --          (72,302)
Interest income (expense) ............       (85,680)         7,452           490        $(79,500)(2)     (157,238)
                                       --------------  ------------  ------------  --------------    -------------
Income (loss) before income taxes  ...    (1,116,806)     1,148,593      (181,827)        (79,500)        (229,540)
Income taxes (provision) benefit  ....            --       (132,000)       86,148         158,352 (3)      112,500
                                       --------------  ------------  ------------  --------------    -------------
Net income (loss) ....................   $(1,116,806)    $1,016,593    $  (95,679)   $     78,852       $ (117,040)
                                       ==============  ============  ============  ==============    =============
Net income (loss) per share ..........   $      (.54)                                                   $     (.02)
                                       ==============                                                =============
Weighted average common stock and
 common stock equivalents outstanding      2,066,662                                                     6,991,662
                                       ==============                                                =============


------------

   (1) The acquisition by merger of each of SMTI and A&A will be accounted for as a consolidation at historical cost due to the significance of the equity interest in the Company to be held by the stockholders of these companies following the completion of the Acquisitions. Accordingly, the historical revenues and expenses of SMTI and A&A for the nine months ended September 30, 1996 have been combined with Marquee.

   (2) To record imputed interest expense on the indebtedness to the stockholders of SMTI and A&A incurred in connection with the Acquisitions ($530,000 amortized over five years).

   (3) To record income taxes as if SMTI had not been an S corporation of $356,000; to record the income tax benefit of the adjustments set forth in footnote (2) above ($37,000); and the pro forma tax benefit for the separate net loss of Marquee ($477,352).

   (4) Excludes additional interest expense of $169,000 related to the Debentures.

                           THE MARQUEE GROUP, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       YEAR ENDED DECEMBER 31, 1995(1)


                                                                     PRO FORMA      PRO FORMA
                                           SMTI          A&A        ADJUSTMENTS    COMBINED (5)
                                      ------------  ------------  --------------  -------------
Revenue .............................   $6,495,340    $3,846,487            --     $10,341,827
Operating expenses ..................    4,080,477     1,469,410            --       5,549,887
General and administrative expenses      2,331,393     2,308,317    (1,485,000)(2)   3,154,710
                                      ------------  ------------  --------------  -------------
Operating income (loss) .............       83,470        68,760     1,485,000       1,637,230
Interest income (expense) ...........        9,972         7,571      (106,000)(3)     (88,457)
                                      ------------  ------------  --------------  -------------
Income before taxes .................       93,442        76,331     1,379,000       1,548,773
Income taxes (provision) benefit  ...       (9,000)      (77,172)     (672,828)(4)    (759,000)
                                      ------------  ------------  --------------  -------------
Net income (loss) ...................   $   84,442    $     (841) $    706,172     $   789,773
                                      ============  ============  ==============  =============
Net income per share ................                                              $       .11
                                                                                  =============
Weighted average number of common
 stock and common stock equivalents
 outstanding ........................                                                6,991,662
                                                                                  =============


------------

   (1) The acquisition by merger of each of SMTI and A&A will be accounted for as a consolidation at historical cost due to the significance of the equity interest in the Company to be held by the stockholders of these companies following the completion of the Acquisitions. Accordingly, the historical revenues and expenses of SMTI and A&A for the year ended December 31, 1995 have been combined.

   (2) Reflects contractually agreed to reductions in officers' salaries and employee benefits ($1,345,000) and in benefits ($140,000) which commenced during the nine-month period ended September 30, 1996.

   (3) To record imputed interest expense on the indebtedness to the stockholders of SMTI and A&A incurred in connection with the Acquisitions ($530,000 amortized over five years).

   (4) To record income taxes as if SMTI had not been an S corporation of $46,000 and to record the income taxes of $626,828 related to the adjustments set forth in footnotes (2) and (3) above.

   (5) Excludes the interest expense related to the Debentures of approximately $254,400.

                           SELECTED FINANCIAL DATA


   The Selected Financial Data of the Company as of September 30, 1996 and for the nine-month period ended September 30, 1996 have been derived from the unaudited financial statements of Marquee appearing elsewhere in this Prospectus. Marquee had no operations during the period from inception (July 11, 1995) through December 31, 1995 and, accordingly, only pro forma financial information relating to this Offering and the Acquisitions as if they had occurred on January 1, 1995 is presented in the Selected Financial Data. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1996 or for any other period. The pro forma financial data gives effect to the following transactions and adjustments for the periods and at the dates presented: the Acquisitions and the related contractually agreed to reductions in officers' salaries and benefits and the completion of this Offering. The Acquisitions have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as a consolidation at historical cost due to the significance of the equity interests in the Company to be held by the stockholders of A&A and SMTI following the completion of the Acquisitions. The following data should be read in conjunction with the notes thereto, the audited and unaudited financial statements and notes thereto contained elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                           YEAR ENDED            NINE MONTHS ENDED
                                        DECEMBER 31, 1995        SEPTEMBER 30,1996
                                       -----------------  --------------------------------
                                          PRO FORMA FOR                     PRO FORMA FOR
                                          OFFERING AND                       OFFERING AND
                                          ACQUISITIONS       HISTORICAL      ACQUISITIONS
                                       -----------------  --------------  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues .............................     $10,341,827      $ 1,465,731       $9,497,000
Operating expenses ...................       5,549,887        1,239,017        5,437,348
General and administrative expenses  .       3,154,710        1,257,840        4,131,954
Operating income (loss) ..............     $ 1,637,230      $(1,031,126)      $  (72,302)
                                       =================  ==============  ================
Net income (loss) ....................     $   789,773      $(1,116,806)      $ (117,040)
                                       =================  ==============  ================
Net income (loss) per share ..........     $       .11      $      (.54)      $     (.02)
                                       =================  ==============  ================
Weighted average common stock and
 common stock equivalents outstanding        6,991,662(1)     2,066,662        6,991,662(1)
                                       =================  ==============  ================



                                         AT SEPTEMBER 30, 1996
                                ------------------------------------
                                                      PRO FORMA FOR
                                                      OFFERING AND
BALANCE SHEET DATA:                 ACTUAL           ACQUISITIONS(2)
                                -------------       ----------------
Current assets ................   $   937,086          $ 7,632,744
Current liabilities ...........       369,295            1,802,967
Total assets ..................     1,426,251            8,008,765
Long-term debt ................     2,121,615            1,697,615
Accumulated deficit ...........    (1,116,806)          (1,535,526)
Stockholders' equity (deficit)     (1,064,659)           4,508,183


------------

   (1) Excludes 1,275,000 Escrow Shares. See "Principal Stockholders--Escrow Shares" and Note 4 of the Notes to the Company's Financial Statements.


   (2) Adjusted to give effect to the sale of the 3,350,000 Units offered hereby and the application of the net proceeds therefrom to complete the Acquisitions and to pay interest on the Debentures. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

   Marquee was formed in July 1995 for the purpose of providing comprehensive management, marketing, sales, consulting and production services to sports and entertainment related businesses, events, athletes, broadcasters, journalists and executives. Marquee has had limited activities since it commenced operations in January 1996, primarily consisting of negotiating the SMTI Acquisition Agreement and the A&A Acquisition Agreement and limited sports marketing and consulting activities. The Company will use a significant portion of the proceeds from this Offering to make initial payments of $9,000,000 to the stockholders of SMTI and A&A in connection with the Acquisitions. See "Use of Proceeds."

   The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements, the Selected Financial Data and the financial statements and notes thereto appearing elsewhere in this Prospectus. For all periods presented, the discussion of the combined results of operations on a pro forma basis for the Company include the activities of Marquee, SMTI and A&A, as if they had always been members of the same operating group.

   The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors."

   The primary sources of the Company's revenues are commissions from the representation of sports and entertainment personalities and fees from providing marketing, sales and event development, production and consulting services in the sports and entertainment industry. Commissions from the Company's personal representation services are recognized as revenue when they become payable to the Company under the terms of the Company's agreements with its clients. Generally, such commissions are payable by clients upon their receipt of payments for performance of services or upon the delivery or use of material created by them. Commissions on profit or gross receipt participations are recorded upon the determination of such amounts. Revenues from production services (television and video) are recognized when the programs are available for broadcast. Licensing sponsorship and merchandise revenues are recognized for guaranteed amounts when contractual obligations thereunder are met.

   The Company's most significant costs and expenses are salaries and promotional expenditures. Historically, selling, general and administrative expenses have been impacted by the amount of compensation and related benefits that the stockholders of A&A and SMTI received from their respective businesses during the periods when the companies were entrepreneurially managed. Pursuant to the agreements relating to the Acquisitions, such persons have agreed to certain reductions in their salaries which were given effect to as of January 1, 1996, and reductions of $1,345,000 are reflected in the Unaudited Pro Forma Condensed Combined Financial Statements for 1995. Additionally, the Unaudited Pro Forma Condensed Combined Financial Statements are adjusted to reflect annual reductions of $140,000 related to the termination of employee benefit plans.

   In addition to the employment agreements to be entered into upon completion of the Acquisitions, Marquee has entered into employment agreements with two officers, providing for aggregate annual compensation in the first year of $725,000, of which $332,000 (based upon the date employment commenced) has been charged to Marquee's operations for the nine-month period ended September 30, 1996. In addition, the Company has entered into a lease for office space which requires no payments until October 1997. The annual minimum charge to operations for rent is $563,000 per year commencing in October 1996. Marquee has also entered into a six-year consulting agreement with Sillerman Communications Management Corporation ("SCMC"), which is controlled by Robert F.X. Sillerman, the Chairman of the Company and the controlling stockholder of TSC, a principal stockholder of the Company, that provides for a monthly fee of $30,000 commencing nine months from the closing of this

Offering. See "Certain Transactions--Consulting Agreement with Sillerman Communications Management Corporation." The minimum annual charge to operations for the consulting arrangement will be $315,000. These costs are not included in the pro forma condensed combined financial statements for 1995.

   Since it commenced operations, Marquee has also entered into several contracts to provide sports production and consulting services. Revenues generated from these contracts are reflected only in Marquee's operations for the nine-month period ended September 30, 1996 and are not included in the Pro Forma Condensed Combined Financial Statements for 1995.

   The Company's fourth fiscal quarter, during which the Company recognizes its highest percentage of revenues from its production of The Breeders' Cup Championship and receives revenues from its representation agreements with professional hockey players upon the commencement of the National Hockey League season, generally produces the Company's highest revenues, and during the second fiscal quarter of 1996, the Company's revenues were impacted by the receipt of revenues from the Company's production of the Major League Baseball All-Star Game balloting program.

   In May 1996, the Company issued 50,000 shares of Common Stock to an officer in partial consideration of such officer entering into an employment agreement with the Company. The Company expects that it will recognize non-cash compensation expense estimated at approximately $118,750 over the 15-month vesting period equal to the estimated fair market value of such shares on the date of issuance. The Company also expects to incur charges to operations aggregating approximately $419,000 during the quarter in which this Offering occurs, upon the automatic conversion of the Debentures into Units, relating to the write-off of the fees and expenses of $250,000 incurred by the Company in connection with the Private Placement and interest expense of $169,000. Interest expense in connection therewith of approximately $86,000 was recognized during the quarter ended September 30, 1996. In connection with the Acquisitions, the Company will incur non-cash charges to operations aggregating $530,000 over the five-year period commencing with the completion of the Acquisitions relating to the imputed interest on the indebtedness to be paid to the stockholders of SMTI and A&A.

   The Company contemplates that the release of the Escrow Shares to officers, directors, employees and consultants of the Company, should it occur, will result in a substantial non-cash compensation charge to operations, based on the then fair market value of the shares. Such charge could substantially increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which such shares are or become probable of being released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a depressive effect on the market price of the Company's securities. See "Principal Stockholders--Escrow Shares."

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

   Marquee commenced operations in January 1996, and since such time its activities have primarily consisted of negotiating the A&A Acquisition Agreement and the SMTI Acquisition Agreement and engaging in limited sports marketing and consulting activities.

   For the nine-month period ended September 30, 1996, Marquee generated revenues of approximately $1,466,000, principally from Marquee's performance under its contract for production and tabulation of ballots for the Major League Baseball All-Star Balloting Program and revenues derived from production of boxing programs broadcast on ESPN and ESPN2. Revenues were also derived from miscellaneous other productions.


   Marquee's total operating expenses for the nine-month period ended September 30, 1996 were approximately $1,239,000 and principally consisted of production expenses for the Major League Baseball All-Star Balloting Program and ESPN boxing. General and administrative expenses of $1,258,000 included salary and other employee benefit expenses of approximately $900,000, legal and professional fees of $141,000, office expenses of approximately $109,000 and all other expenses of approximately $108,000. Marquee's operating loss for the nine-month period ended September 30, 1996 was approximately $1,031,000.

   On a pro forma basis, as if the Acquisitions had occurred on January 1, 1995, the Company would have had revenues of $9,497,000 for the nine-month period ended September 30, 1996, compared to revenues of $5,968,000 for the nine month period ended September 30, 1995, an increase of $3,529,000 or 59.1%. The increase was primarily due to the addition of the Major League Baseball All-Star Balloting Program. New production clients included boxing events broadcast on ESPN and ESPN2. Media representation fees increased as a result of the representation of new broadcast personalities as well as increased fees from the existing client base. The increased revenue was partially offset by the cancellation of the Baseball Network and the expiration of the Cotton Bowl representation agreement. On a pro forma basis, for the nine-month period ended September 30, 1996, each of the Breeders' Cup Limited and the Major League Baseball All-Star Balloting Program would have accounted for in excess of 10% of the Company's revenues and three clients would have accounted for approximately 64% of such revenues.


   On a pro forma basis, as if the Acquisitions had occurred on January 1, 1995, the Company would have incurred operating expenses for the nine-month period ended September 30, 1996 of $5,437,000, compared to operating expenses of $2,738,000 for the same period in 1995, an increase of approximately $2,699,000 or 98.6%. The increase was primarily the result of increased expenses resulting from the Company's new business ventures for the Major League Baseball All-Star Balloting Program and the production of ESPN and ESPN2 boxing. On a pro forma basis for the nine-month period ended September 30, 1996, general and administrative expenses increased $1,607,000, or 63.6%, principally related to costs and expenses associated with Marquee's operations, as described above. The pro forma adjustments for the nine-month period ended September 30, 1995 reflect contractually required reductions in salaries and benefits of approximately $720,000. See "--Introduction."

   For the nine-month period ended September 30, 1996, the Company's pro forma loss before taxes would have been $229,000 as compared to income of $711,000 for the same period in 1995. Pro forma net loss for the nine-month period ended September 30, 1996 would have been $117,000 after income tax benefit of 112,000. Pro forma net income for the 1995 period would have been $363,000 after provision for taxes of $348,000.

 Year ended December 31, 1995 Compared to Year Ended December 31, 1994

   Marquee began its operations in January 1996 and therefore the pro forma results of operations for 1995 and 1994 include only the results of operations of SMTI and A&A.

   On a pro forma basis, revenue for the year ended December 31, 1995 would have been $10,342,000, an increase of $740,000, or 7.7%, over revenues for the year ended December 31, 1994. The increase was primarily the result of an increase in commissions earned on talent representations ($562,000) while production and consulting revenue increases contributed an additional $216,000. Media representation fees increased as a result of the representation of new broadcast personalities as well as increased fees from the existing client base. Sports representation fees increased in part due to a full National Hockey League season in 1995 compared to the strike-shortened 1994 season. Production and consulting fees increased as a result of increased fees from the Breeder's Cup and the addition of revenues from a consulting agreement pursuant to which the Company handled sports marketing and advertising for the True Value hardware stores. These revenue increases were partially offset by the cancellation of the Baseball Network, for which the Company provided consulting services, and $31,000 in reduced revenue from the Celebrity Golf Championship Tournament.

   Total expenses after pro forma adjustments would have been $8,705,000 in 1995 as compared to $9,286,000 for 1994. Pro forma adjustments reflect the reductions in salaries and benefits required by the agreements relating to the Acquisitions ($1,485,000 in 1995 and $423,000 in 1994). The decrease of $581,000, or 6.2%, was principally the result of decreases in production costs applicable to the Breeders Cup ($278,000), reduction in travel and entertainment expenses ($95,000) and salary costs ($101,000). See "--Introduction."

   For the year ended December 31, 1995, the Company's pro forma income before taxes would have been $1,548,000 as compared to $323,000 for the year ended December 31, 1994. Pro forma income tax expense for the year ended December 31, 1995 would have been $759,000 as compared to $158,000 in 1994. Pro forma net income would have been $790,000 in 1995 and $165,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES


   Marquee's principal sources of working capital has been net proceeds of approximately $1,363,000 from the Private Placement, which was completed in August 1996, and advances by shareholders aggregating $767,000. Of the shareholder advances, promissory notes evidencing approximately $445,000 of shareholder indebtedness were exchanged for Debentures in the Private Placement, $75,000 was repaid from working capital, $125,000 was repaid from the proceeds of the Private Placement and $122,000 is payable on January 1, 1998. The net proceeds of the Private Placement reflect the cancellation of the notes referred to above and expenses of the Private Placement and are being used for working capital and certain expenses of this Offering. The Private Placement consisted of $2,000,000 principal amount of Debentures which will automatically convert into 666,662 Units upon the closing of this Offering. At September 30, 1996, the Company had working capital of $568,000. On a pro forma basis, after giving effect to this Offering and the Acquisitions if they had occurred on such date, the Company would have had working capital of approximately $5,830,000. Although the Company anticipates that the proceeds of this Offering together with cash flow expected to be generated from operations will be sufficient to fund its operations for approximately 12 months, there can be no assurance that the Company will not require additional financing. The Company has no commitments to obtain additional financing and there can be no assurance that such financing, if required, will be available.


   The principal source of funding for SMTI and A&A has been from operations. SMTI generally is required to fund implementation of projects for its customers prior to receipt of related fees and accordingly has experienced, and may in the future continue to experience, cash flow shortages.


   The net proceeds from this Offering are estimated at approximately $14,283,000, of which $9,000,000 will be paid to the stockholders of SMTI and A&A. In addition, the Company has agreed to pay such stockholders installment payments aggregating $2,500,000 over the four-year period commencing April 1, 1997. Further, the SMTI Acquisition Agreement provides that immediately prior to the closing of the SMTI Acquisition, SMTI will distribute to its shareholders, by means of a dividend, an amount equal to 40% of the accumulated adjustments account of SMTI. SMTI has advised the Company that as of September 30, 1996, the distribution would have been approximately $459,000. In connection with the conversion of the Debentures, upon the closing of this Offering, the Company will pay interest of approximately $254,000. The Company will also enter into five-year employment agreements with the stockholders of A&A and SMTI providing for annual salaries aggregating $1,075,000.


   In October 1996, the Company entered into a lease for new facilities which requires initial annual rent of $537,000, commencing one year after occupancy, subject to certain increases. Following completion of this Offering, the Company intends to incur capital expenditures of approximately $500,000 to furnish its new office space, complete leasehold improvements and install television edit facilities. See "Use of Proceeds" and "Business--Properties."

   Marquee has entered into employment agreements with two officers that provide for annual compensation aggregating $725,000 per year. The Company has also entered into a six-year consulting agreement with SCMC that provides for a monthly fee of $30,000 commencing nine months from the closing of this Offering. Such monthly fee will increase annually by the percentage increase in the Consumer Price Index.

                                   BUSINESS

GENERAL

   The Company was organized in July 1995 to provide comprehensive management, marketing, sales, consulting and production services to sports and entertainment-related businesses, events, athletes, broadcasters, journalists and executives. In recent years, significant developments in mass media, including the growth of satellite communications and cable television, have resulted in increased national and global exposure for sports personalities and the events and projects in which they participate, and have created national and international audiences for sports personalities, products and events. In addition, the recent proliferation of sports-related television and radio stations has created an increased demand for sports-related programming. As a result, the promotion and sponsorship of sports events has become a major area of corporate advertising and product development. The Company believes that the successful exploitation of this market by sports personalities and corporations requires integrated marketing and management services.


   Marquee was organized by Robert M. Gutkowski, the Company's President and Chief Executive Officer, who has more than 20 years of experience in the television, sports and entertainment industries and who served as President of Madison Square Garden Corporation from November 1991 until September 1994, and TSC, which provides financial advisory, marketing and consulting services to media companies and sports-related businesses. TSC is controlled by Robert F.X. Sillerman, Chairman of the Company, whose principal occupation is Executive Chairman of the Board of SFX Broadcasting, Inc.


   The Company was formed primarily to acquire SMTI, which provides production and marketing services to sporting events, sports television shows and professional and collegiate leagues and organizations, and A&A, a sports and media representation firm, to integrate these businesses and to expand into related areas in sports and events programming and promotion.


   In conjunction with SMTI's production and marketing services, SMTI develops and implements corporate sponsorship campaigns which are designed to promote an event, team or sponsor. SMTI's current and recently completed principal projects include production and marketing of The Breeders' Cup Championship and implementation of the balloting campaign for Major League Baseball's 1996 All-Star Game. The Company has agreed to acquire SMTI, which was formed in 1984 by Michael Trager and Michael Letis, upon the closing of this Offering for an aggregate cash purchase price payable to Messrs. Trager and Letis of $8,000,000, of which $6,500,000 is payable at closing and $1,500,000 is payable in five equal annual installments, and the issuance of an aggregate of 1,292,308 shares of Common Stock to Mr. Trager, who is currently a Director of the Company and who will become an executive officer of the Company upon the closing of this Offering, and Mr. Letis, who will become an executive officer and director of the Company upon the closing of this Offering.

   A&A, which was founded in 1977 by Arthur C. Kaminsky, is a sports and media representation firm whose roster of clients includes broadcasters (including Al Michaels-ABC Sports, Forrest Sawyer-ABC News, Christiane Amanpour-CNN and CBS News, Dan Dierdorf-ABC Sports and Chris Berman-ESPN and ABC Sports), athletes (including Brian Leetch-New York Rangers, Eric Heiden-U.S. Olympic five-time gold medalist in speed skating and Nick Lowery -New York Jets), authors (including Dick Schaap-author of Bo Knows Bo and Instant Replay, Rick Reilly-author of The Boz and Missing Links and a writer for Sports Illustrated and John Powers-author of One Goal and Mary Lou! and a sportswriter for The Boston Globe) and media executives (including Terry O'Neil-a sports and news executive producer, Curt Gowdy, Jr.-ABC Sports and John Faratzis-a sports programming producer who has worked with ABC, CBS and
NBC). The Company has agreed to acquire A&A upon the closing of this Offering for an aggregate cash purchase price payable to Mr. Kaminsky, who is currently a Director of the Company and who will become an executive officer of the Company upon the closing of this Offering, and Louis J. Oppenheim, who will become an executive officer and director of the Company upon the closing of this Offering, of $3,500,000, of which $2,500,000 is payable at closing and $1,000,000 is payable in five equal annual installments, and the issuance to Messrs. Kaminsky and Oppenheim of an aggregate of 969,230 shares of Common Stock.


   Marquee has agreed to provide certain production and promotional services in the sports and events programming area, including agreements with ESPN to produce professional and amateur boxing events and with the Outdoor Life Network to produce The National Lumberjack Championships, and has entered into an agreement with the PBA to serve as the PBA's exclusive representative in connection with its negotiations with respect to television broadcasting.

   The Company believes that the combination of its business with those of SMTI and A&A will provide opportunities to provide enhanced services to clients and will enable it to construct comprehensive packages of sports events and sports personality endorsements.

EVENTS PRODUCTION AND CORPORATE SPONSORSHIP

   Through SMTI, the Company intends to provide production and promotion services to major sporting events, sports television shows and professional and collegiate leagues and organizations. In conjunction with its production and marketing services, SMTI develops and implements corporate sponsorship campaigns which are designed to promote an event, team or sponsor.

   Although it may vary from event to event, events production includes site selection, recruitment of athletes or personalities, procurement of television coverage, merchandising and administration of concessions, sale of corporate sponsorship, creation of corporate hospitality programs and general administrative duties, including contract negotiation and scheduling. For each client, the Company will generally receive a fixed fee and/or commission generally ranging from 15% to 40% of the contracted amount, although these fees and commissions are negotiated between the parties on an event-by-event basis and the amount of fees and/or commissions the Company will receive depends to a large extent upon its performance. The Company's corporate sponsorship projects are generally on a short-term basis and may not be evidenced by written agreements in advance of Company expenditures or at all, which the Company believes is common in its industry.

   The Company anticipates that its events management and corporate sponsorship businesses will be primarily conducted by SMTI, under the direction of Michael Trager, the Chairman of SMTI, and Michael Letis, the President of SMTI. See "Management" and "Certain Transactions--SMTI Acquisition Agreement."

   SMTI provides events management services for the following events:

   o The Breeders' Cup Championship -- In 1984, SMTI, together with the Thoroughbred Racing Association and NBC Sports, created The Breeders' Cup Championship, an annual series of thoroughbred horse races held at a rotating series of racetracks, including Churchill Downs, Santa Anita and Belmont Park. In July 1994, SMTI entered into a marketing agreement (the "Breeders' Cup Agreement") with the Breeders' Cup Limited ("BCL"), pursuant to which SMTI was granted the right to provide general marketing consultation, broadcast and sponsorship rights sales, advertising production and media placement, publicity and public relations, television and video production, production of promotional materials and merchandising and licensing of BCL in connection with The Breeders' Cup Championship. SMTI also supervises the televising of the event and has sold the television rights to NBC-TV, with which it works to create a four-hour broadcast.
      The Breeders' Cup Agreement terminates on December 31, 1997, unless terminated earlier in accordance with the terms of the agreement, including the termination, for any reason, of SMTI's employment of Michael Letis or the unavailability of Mr. Letis to perform the services necessary to enable SMTI to comply with the terms of the Breeders' Cup Agreement.

   o Major League Baseball -- SMTI represents Major League Baseball in its negotiations with potential corporate sponsors and in creating sponsorship campaigns. SMTI also implemented Major League Baseball's All-Star Balloting Program for the 1996 All-Star Game.


   o Celebrity Golf Association -- In January 1995, SMTI and NBC formed Celebrity Golf Championship, LLC to conduct the annual golfing tournament known as the Celebrity Golf Championship, an annual celebrity professional golf tournament, where the competitors include well-known sports, entertainment and media personalities. In connection therewith, SMTI organized and conducted the 1996 Celebrity Golf Championship held in Lake Tahoe, Nevada. SMTI also supervised the televising of the tournament and arranged for the tournament to be televised on NBC and ESPN.

   o The Hambletonian -- In July 1995, SMTI entered into an agreement with The Hambletonian Society to act as exclusive television agent for The Hambletonian, a premier event in harness racing held annually at The Meadowlands, which agreement, unless renewed by mutual agreement, will terminate in March 1998.

   o The Big 12 Conference -- In September 1995, SMTI agreed with The Big 12 Conference to represent this athletic conference, which includes universities such as The University of Texas, The University of Oklahoma and The University of Nebraska, in negotiations with broadcast and cable television networks of the conference's basketball games.

   A significant portion of SMTI's revenues have been derived from a small number of clients or one-time events. During the years ended December 31, 1994 and 1995 and the nine-month period ended September 30, 1996, the Breeders' Cup Agreement accounted for approximately 78%, 75% and 52% of SMTI's revenues, respectively, and, on a pro forma basis, after giving effect to the Acquisitions as if they had occurred on January 1, 1995, would have accounted for approximately 47% and 30% of the Company's revenues for the year ended December 31, 1995 and the nine-month period ended September 30, 1996, respectively. On a pro forma basis, for the nine-month period ended September 30, 1996, three clients would have accounted for approximately 64% of the Company's revenues. The Company may continue to be dependent upon a limited number of customers or projects for a significant portion of its revenues in future periods.

PERSONAL REPRESENTATION

   Through A&A, the Company intends to provide personal representation services for well-known and up-and-coming sports and entertainment personalities, which services will encompass the negotiation of primary employment agreements and evaluation of business, promotional and endorsement opportunities for such personalities. Fees for services can be fixed but ordinarily will represent a percentage of income realized by the Company's clients through its efforts, typically ranging from three to ten percent. The Company's written representation agreements with its clients are generally terminable on 30 days' notice and the Company does not have written agreements with many of its clients, which the Company believes is common in its industry.

   The Company anticipates that its personal representation services will be primarily overseen by Arthur C. Kaminsky, the President and Chief Executive Officer of A&A, and Louis J. Oppenheim, the Vice President of A&A. See "Management" and "Certain Transactions--A&A Acquisition Agreement."

   At September 30, 1996, A&A's client roster included 79 national broadcasters, consisting of the following persons:

Al Michaels -ABC Sports
Forrest Sawyer -ABC News
Christiane Amanpour -CNN and CBS News
Dan Dierdorf -ABC Sports
Sean McDonough -CBS Sports and WABU-TV(Boston)
Chris Berman -ESPN and ABC Sports
Len Berman -NBC Sports and WNBC-TV (New York)
Jim Lampley -NBC Sports and
 Home Box Office
John Hockenberry -NBC News and MSNBC
Bill Geist -CBS News
Robert Krulwich -ABC News
Hannah Storm -NBC Sports
Al Trautwig -MSG and Class Sports Network
Fred Hickman -CNN
Mark Jones -ABC Sports and ESPN
Andrea Joyce -CBS Sports
Bob McKeown -NBC News
Craig James -CBS Sports
Dick Vermeil -ABC Sports
Willow Bay -ABC News and NBC Sports
Dick Schaap -ABC News and ESPN
Russ Mitchell -CBS News
Brad Nessler -ESPN
Bill Walton -NBC Sports
Antonio Mora -ABC News
John Spagnola -ABC Sports
Thom Brennaman -Fox Sports
Bob Carpenter -ESPN
John Naber -Television analyst (U.S. Olympic gold medalist in swimming)

Jane Whitney -Nationally-syndicated
 talk-show host
Bud Collins -NBC Sports
Kevin Harlan -Fox Sports
Vince Cellini -CNN and TNT Sports
Bill Clement -ESPN
Mike Emrick -Fox Sports and SportsChannel
Craig Masback -NBC Sports
Todd Blackledge -ABC Sports
Len Dawson -Home Box Office
John Dockery -NBC Sports
Terry Gannon -ABC Sports
Ken Albert -Fox Sports
Jim Gray -NBC Sports
Paul Crane -CNN
Kevin Kiley -TNT Sports
Marty Liquori -ABC Sports
Mike Tirico -ESPN
Joe Micheletti -Fox Sports
Anthony Mu|fnoz -Television analyst (formerly Fox
 Sports)
Jimmy Roberts -ESPN
Ted Robinson -CBS Sports and USA Network
Danny Sheridan -CBS Sports
Dwight Stones -NBC Sports
Reggie Theus -TNT Sports and NBC Sports
Eric Clemons -Fox Sports
Leon Harris -CNN
Regina Blakely -CBS News
Madeline McFadden -Inside Edition
Robyn Carter -Day & Date
Elizabeth Kaledin -CBS News
Mark Litke -ABC News
Matt Meagher -Inside Edition
Beth Nissen -ABC News
Diana Olick -CBS News
Janice Lieberman -CNBC
Brian Holloway -ABC Sports
Steve Melnyk -ABC Sports
Frank Hannigan -ABC Sports
Larry Beil -ESPN
Gary Miller -ESPN
Lisa Kim -MSNBC
Dan Lothian -NBC News
Jim Axelrod -CBS News
Jody Davis -CNNfn
Craig Miller -MSNBC
Gary Matsumoto -NBC News
Scott Engler -CNN
Kathy Wolff -Fox News
Michael Kim -ESPN
Bill Maas -Fox Sports

   At September 30, 1996, A&A's client roster included 33 professional athletes, consisting of the following persons:


Brian Leetch -New York Rangers
Eric Heiden -U.S. Olympic five-time gold medalist
 in speed skating
Nick Lowery -New York Jets
Ken Dryden -Montreal Canadiens (retired) and member
 of the Hockey Hall of Fame
Sergei Zubov -Dallas Stars
Adam Oates -Boston Bruins
Rico Brogna -Philadelphia Phillies
Keith Elias -New York Giants
William Gaines -Washington Redskins
Darren Turcotte -San Jose Sharks
Jeff Blatnick -U.S. Olympic gold medalist in
 Greco-Roman wrestling
Sean Jones -Green Bay Packers
Mike Remlinger -Cincinnati Reds
Beth Heiden -U.S. Olympic gold medalist in speed
 skating
Joe Grahe -Montreal Expos
Tommy John -Former Major League Baseball player and
 television analyst for the Minnesota Twins
Quinn Buckner -Former National Basketball
 Association player and coach and CBS Sports commentator
Calle Johansson -Washington Capitals
Harry Carson -Former New York Giants
 linebacker and analyst for the MSG Network
Bernard King -Former National Basketball
 Association player and broadcaster on WFAN-FM (New
 York)
Tim Daggett -U.S. Olympic gold medalist in
 gymnastics and NBC Sports commentator
Jody Hull -Florida Panthers
Tommy Albelin -Calgary Flames
Jozef Stumpel -Boston Bruins
Nikolai Khabibulin -Phoenix Coyotes
Willie Jackson -Jacksonville Jaguars
Kris King -Phoenix Coyotes
Dainius Zubrus -Philadelphia Flyers
Andrei Zyuzin -San Jose Sharks
Alexander Volchkov -Washington Capitals
Sergei Samsonov -Detroit Vipers (International
 Hockey League) and projected top-pick in the 1997
 National Hockey League draft
Jerry Bailey -Jockey and member of the Horse Racing
 Hall of Fame
Mike Golic -Former National Football League player and ESPN analyst

   At September 30, 1996, A&A's client roster included 37 local broadcasters, consisting of the following persons:

Dave Jennings -WFAN-AM and MSG
 (New York)
Trish Brown -WMOV-TV (St. Louis)
Mike Harris -SportsChannel and WCBS-TV (New
 York)
Celeste Ford -WABC-TV (New York)
Eric Thomas -KGO-TV (San Francisco)
Paul Olden -WFAN-AM and WPIX-TV
 (New York)
Dr. Jay Adlersberg -WABC-TV (New York)
Tracey Neale -WTTG-TV (Washington, D.C.)
Carolyn Gusoff -WNBC-TV (New York)
Leo Alexander -WRC-TV (Washington)
Bob Papa -WOR-AM (New York), ESPN and NBC
 Sports
Tony Segreto -WTVJ-TV (Miami)
Roseanne Colletti -WCBS-TV (New York)
Monica Kaufman -WSB-TV (Atlanta)
Lara Spencer -WABC-TV (New York)
Vic Carter -WJZ-TV (Baltimore)
Sean Mooney -WWOR-TV (New York)
Kelly Ring -WTVT-TV (Tampa)
Tim Fleischer -WABC-TV (New York)
Beverly Burke -WUSA-TV (Washington, D.C.)
Krista Bradford -WWOR-TV (New York)
Bebe Emerman -KCAL-TV (Los Angeles)
Corey McPherrin -WFLD-TV (Chicago)
Walter Richards -KTLA-TV (Los Angeles)
Ukee Washington -KYW-TV (Philadelphia)
Ileana Varela -WFOR-TV (Miami)
Mike Bush -KSDK-TV (St. Louis)
Angela Davis -KSTP-TV (Minneapolis)
Marion Brooks -WSB-TV (Atlanta)
Randy Paige -KCAL-TV (Los Angeles)
Shern-Min Chow -KPRC-TV (Houston)
Noel Cisneros -KRON-TV (San Francisco)
Sonja Gantt -WGN-TV (Chicago)
Lyanne Melendez -KGO-TV (San Francisco)
Lila Orbach -WDIV-TV (Detroit)
Gretchen Carlson -WOIO-TV (Cleveland)
Michael Barkann -WLVI-TV (Boston), USA
 Network and CBS Sports

   At September 30, 1996, A&A's client roster included six authors, consisting of the following persons:

Dick Schaap -author of Bo Knows Bo and Instant Replay

Rick Reilly -author of The Boz and Missing Links and a writer for Sports Illustrated

John Powers -author of One Goal and Mary Lou! and a sportswriter for The Boston Globe

Gene Wojociechowski -author of Nothing but Net and I Love Being the Enemy and a sportswriter for The Chicago Tribune

Ken Dryden -author of The Game and Home Game

Michael Silver -author of Sports with an Attitude and currently working with Jerry Rice on a project for Sports Illustrated

   At September 30, 1996, A&A's client roster included nine television producers and directors, consisting of the following persons:

Terry O'Neil -executive producer of both sports and news programming

Curt Gowdy, Jr. -ABC Sports

John Faratzis -a sports-programming producer who has worked with ABC, CBS and NBC

Craig Silver -CBS Sports

Andy Kindle -Fox Sports

Larry Cavolina -ESPN and NBC Sports

Rick Paiva -ESPN

Joel Feld -a sports-programming producer who has worked with ABC Sports and Fox Sports

Michael Ireland -ESPN and KTLA-TV (Los Angeles), which broadcasts Los Angeles Dodgers baseball games

COMMUNICATIONS

   The Company intends to expand its business by providing services relating to television production, sale of television rights, program packaging and video production and distribution, through which it may derive revenue from commissions on sales of broadcast rights to television networks and cable stations,

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commissions for packaging an event for a particular corporate sponsor, fees for production of television programs or videos and royalties for video distribution.

   Marquee is, or has recently, engaged in the following projects in the sports and events programming and productions area:

   o In September 1996, the Company entered into an agreement (the "PVI Agreement") with PVI, Inc. ("PVI"), pursuant to which the Company was retained by PVI to market the PVI System (a procedure by which a sponsor's logo can be graphically inserted at strategic locations during a televised sporting event) to advertisers and advertising agencies and to sports teams, leagues and broadcasters. The PVI Agreement has a term of two years, subject to early termination by either party in March 1997 or September 1997.

   o In September 1996, the Company entered into an agreement with the PBA Tour pursuant to which the Company agreed to serve as the exclusive representative of the PBA in connection with its negotiations with respect to television broadcasting through December 31, 1999.

   o In October 1996, the Company entered into an agreement with a representative of Subaru of America ("Subaru"), pursuant to which Subaru has engaged the Company to produce Subaru American Outback, an outdoor programming series of 24 half-hour episodes which are expected to be televised commencing in 1997 on ESPN2 and ESPN.

   o In July 1996, the Company entered into an agreement with The Univision Network Limited Partnership ("Univision"), which owns and operates a Spanish-language television network, pursuant to which Univision was granted the right to broadcast a welterweight championship fight and the undercard fights, held at the Sports Arena, Los Angeles, California on October 6, 1996, which matches were organized and promoted by the Company.

   o In March 1996, the Company entered into a one-year agreement with ESPN to provide production services with respect to approximately 30 televised boxing matches which are to be broadcast on ESPN and ESPN2. The Company's production services in connection with these boxing matches include site reviewal, arranging for television cameras, lighting, audio and video equipment and technical facilities and coordinating the use of on-air broadcasters.

   o In December 1995, the Company entered into an oral joint venture program development arrangement with Cosette Productions, which has developed television, theatrical and movie productions such as The Grammy Awards, The Will Rogers Follies, television specials starring Harry Connick Jr. and Kathie Lee Gifford, made-for-TV movies starring Valerie Bertinelli and Rick Schroeder and the television mini-series Alcatraz.

   o The Company has agreed with The Outdoor Life Network, LLC ("OLN") to provide production services with respect to 22 half-hour episodes of Ironjack -- The National Lumberjack Championships for OLN, a new cable network devoted to outdoor programming. The Company is currently producing the series, which it expects will be available for televising in 1997.

OPERATING STRATEGY

   The Company believes that the combination of its business with those of SMTI and A&A will enable it to maximize the performance of its events production and corporate sponsorship, personal representation and communications businesses by constructing comprehensive packages of sports events and sports personality endorsements. In addition, as a means of reducing operating costs, the Company intends to engage the services of independent contractors or "stringers" to perform certain services in connection with the Company's business, which may enable the Company to limit the number of its employees. The Company believes that the experience of its management team will provide access to qualified independent contractors, although there can be no assurance that the Company will be able to obtain such services on commercially reasonable terms or at all.

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COMPETITION

   Events production, corporate sponsorship and personal representation are highly-competitive industries which are dominated by a few large companies, such as International Management Group, ProServ, Inc. and Advantage International Inc. in the sports industry and the William Morris Agency, Inc. and Creative Artists Agency, Inc. in the entertainment industry, which have substantially greater financial and other resources than the Company. In addition, the Company will compete with many smaller entities. The success of the Company will be dependent upon its ability to obtain event, client and production opportunities and to generate revenues from such activities. The Company believes that it will compete with other companies primarily on the basis of the experience of its management and the breadth of the services that the Company will be able to offer, including events production and corporate sponsorship, personal representation and communications services. There can be no assurance, however, that the Company will be able to compete successfully in the sports management and representation industry.

PROPERTIES

   The Company's executive offices are currently located at 888 Seventh Avenue, New York, New York, and are occupied pursuant to a lease which provides for an initial annual rent, commencing in October 1997, of approximately $537,000, subject to certain increases, and expiring in October 2007. The Company intends to perform certain capital improvements to furnish its new office space, complete leasehold improvements and install television edit facilities. See "Use of Proceeds." The Company believes that its current facility will be sufficient for its planned operations for the foreseeable future.

EMPLOYEES


   Following completion of the Acquisitions, the Company will have 49 full-time employees, none of whom will be covered by a collective bargaining agreement. Each of the Company, A&A and SMTI considers its relations with its employees to be good. In addition, the Company intends to engage independent contractors to provide many of the services required by its business.


LEGAL PROCEEDINGS


   Neither Marquee, A&A nor SMTI is a party to any material legal proceedings which the Company believes could result in any judgments or fines that would have a material adverse effect on the Company or its financial condition. On or about November 18, 1996, a lawsuit was filed in the United States District Court, Southern District of New York, by Central Sports Army Club and National Association of Army Sports, which are engaged in managing a hockey club in Moscow, Russia, against Arena Associates, Inc., The Detroit Vipers, International Hockey League, A&A and Jay Grossman, alleging, among other things, that defendants interfered with plaintiffs' business relationship with Sergei Samsonov, a professional hockey player, seeking compensatory and punitive damages. The Company believes it has meritorious defenses to such lawsuit and the Company intends to contest this lawsuit vigorously.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The following table sets forth the names, ages and positions of the executive officers and directors of the Company and the persons expected to become executive officers or directors of the Company upon completion of this
Offering:

 NAME                     AGE                 POSITION
 ----                     ---                 --------
Robert M. Gutkowski  ..   48    President, Chief Executive Officer and Director
Robert F.X. Sillerman     48    Chairman
Arthur C. Kaminsky  ...   49    Director and Executive Vice President
Michael Letis .........   55    Director and Executive Vice President
Louis J. Oppenheim  ...   38    Director and Executive Vice President
Michael Trager ........   54    Director and Executive Vice President
James E. Sileo ........   43    Chief Financial Officer
Howard J. Tytel .......   50    Director
Arthur R. Barron ......   62    Director
Myles W. Schumer ......   50    Director
Kraig G. Fox ..........   28    Secretary

   ROBERT M. GUTKOWSKI has served as President, Chief Executive Officer and Director of the Company since December 1995. Mr. Gutkowski has more than 20 years of experience in the television, sports and entertainment industries. From September 1994 until December 1995, Mr. Gutkowski was a consultant to sports-related businesses. From November 1991 to September 1994, he served as President and Chief Executive Officer of Madison Square Garden Corporation, where he oversaw the operations of the New York Knicks, the New York Rangers, the MSG Entertainment Group, the MSG Cable Network, Madison Square Garden and the Paramount Theater. From July 1990 to November 1991, Mr. Gutkowski served as President of MSG Communications Group, having served as Executive Vice President thereof from September 1987 to July 1990. From October 1985 to September 1987, he served as President of Madison Square Garden Network. Prior to his tenure at Madison Square Garden, Mr. Gutkowski was Vice President-Sales for Paramount Television Domestic Distribution. From February 1981 to September 1983, Mr. Gutkowski was Vice President-Programming for ESPN. Mr. Gutkowski earned a B.A. from Hofstra University.


   ROBERT F.X. SILLERMAN has been Chairman of the Company since July 1995. Mr. Sillerman has been Executive Chairman of SFX Broadcasting, Inc. ("SFX"), a publicly-traded company which owns and operates radio stations, since 1995, and from 1992 through 1995 he served as Chairman and/or Chief Executive Officer of SFX. Since 1985, Mr. Sillerman has been Chairman of the Board and Chief Executive Officer of SCMC, a private investment company which makes investments in and provides financial consulting services to companies engaged in media and sports-related businesses, including the Company, and, through privately-held entities, he controls the general partner of Sillerman Communications Partners, L.P. ("SCP"), an investment partnership. Since 1985, he has been Chairman and Chief Executive Officer of TSC, a private investment company which provides financial advisory, marketing, consulting and investment banking services to media companies and sports-related businesses and which is a principal stockholder of the Company. See "Certain Transactions" and "Principal Stockholders." Mr. Sillerman earned a B.A. from Brandeis University. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.


   ARTHUR C. KAMINSKY has been a Director of the Company since March 1996 and will become an Executive Vice President of the Company concurrently with the completion of the A&A Acquisition. Mr. Kaminsky has served as President and Chief Executive Officer of A&A since 1977, and he is expected to continue in that position following the A&A Acquisition. From 1974 to 1990, Mr. Kaminsky was a partner with the law firm of Taft & Kaminsky. Mr. Kaminsky earned a B.A. from Cornell University and a J.D. from Yale University.

   MICHAEL LETIS will become a Director and Executive Vice President of the Company concurrently with the SMTI Acquisition. Mr. Letis has served as President of SMTI since 1984, and he is expected to continue in that position following the SMTI Acquisition. Mr. Letis earned a B.A. from Dartmouth College.

   LOUIS J. OPPENHEIM will become a Director and Executive Vice President of the Company concurrently with the A&A Acquisition. Mr. Oppenheim has served as Vice President of A&A since 1985, and he is expected to continue in that position following the A&A Acquisition. From 1981 to 1985, he served as a talent representative for A&A. Mr. Oppenheim earned a B.A. from The University of Pennsylvania and a J.D. from Fordham University.

   MICHAEL TRAGER has been a Director of the Company since March 1996 and will become an Executive Vice President of the Company concurrently with the completion of the SMTI Acquisition. Mr. Trager has served as Chairman of SMTI since 1984, and he is expected to continue in that position following the SMTI Acquisition. From November 1994 to December 1995, Mr. Trager served as a Director of Select Media Communications, Inc., which filed a petition under the federal bankruptcy laws in October 1995. Mr. Trager earned a B.A. and M.S. from Bucknell University.

   JAMES E. SILEO has served as the Chief Financial Officer of the Company since November 1995. From November 1994 to December 1995, Mr. Sileo served as Chief Financial Officer and a Director of Select Media Communications, Inc., which filed a petition under the federal bankruptcy laws in October 1995. From June 1985 to November 1994, Mr. Sileo held various positions at Madison Square Garden Corporation, including Vice President-Finance and Network Operations from April 1992 to November 1994, Vice President-Finance, Communications Group from June 1988 to March 1992 and Director of Financial Planning for the MSG Communications Group. Mr. Sileo earned a B.B.A. in accounting from Bernard M. Baruch College.

   HOWARD J. TYTEL has served as a Director of the Company since July 1995. Mr. Tytel has been a Director, Executive Vice President and Secretary of SFX since 1992. Mr. Tytel has also been Executive Vice President and General Counsel of SCMC since 1985, a Director of SCMC since 1989, and Executive Vice President and General Counsel of TSC since 1985. Since March 1995, Mr. Tytel has been a director of Interactive Flight Technologies, Inc., a company providing computer-based in-flight entertainment. Mr. Tytel is Of Counsel to the law firm of Baker & McKenzie, which represents the Company, SFX, SCMC and TSC. Mr. Tytel earned a J.D. from New York University.

   ARTHUR R. BARRON will become a Director of the Company concurrently with the completion of this Offering. In May 1995, Mr. Barron retired from Time-Warner Inc. ("Time-Warner"), where he served from February 1990 to May 1995 as Chairman of Time-Warner International, which is engaged in international strategic development activities in the media and entertainment industries, and as Chairman of Time-Warner Enterprises, the strategic and business development unit of Time-Warner. From 1984 until July 1989, Mr. Barron served as President of Paramount Communications Inc.'s entertainment group, which includes Paramount Pictures, Madison Square Garden, the New York Knicks and the New York Rangers.

   MYLES W. SCHUMER will become a Director of the Company concurrently with the completion of this Offering. For more than the past five years, Mr. Schumer has been a partner, specializing in tax matters, of Cornick, Garber & Sandler, New York, independent public accountants. Since July 1993, Mr. Schumer has served as a director of Multi-Market Radio, Inc., a publicly-traded company engaged in the ownership and operation of radio stations.

   KRAIG G. FOX has served as Secretary of the Company since July 1995. Since December 1993, Mr. Fox has been the Manager-Business and Legal Affairs for TSC. Since April 1995 and July 1996, Mr. Fox has been the Secretary of Multi-Market Radio, Inc. and Triathlon Broadcasting Company, respectively, both of which are publicly-traded companies engaged in the ownership and operation of radio stations. Mr. Fox earned a J.D. from Hofstra University in 1993.

   Directors serve until the next annual meeting or until their successors are elected and qualified subject to the provisions of the Stockholders' Agreement. See "Certain Transactions--Stockholders' Agreement." Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment with the Company.

   The Representative has the right to appoint an observer to be present at the Company's Board of Directors meetings for a period of five years from the completion of this Offering, although it has not yet selected any such observer. Such observer may be a director, officer, partner, employee or affiliate of the Representative. In addition, the Company has agreed with the Underwriters that for a period of five years from the date of this Prospectus it will have at least two non-affiliated independent directors on its Board of Directors.

   The General Corporation Law of the State of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief. The Company has been advised that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, that provision is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Director Compensation

   Each Director who is not an employee of the Company receives, in addition to reimbursement for travel expenses, $1,250 for each Board of Directors' meeting attended and $500 for each committee meeting extended. See "--Employment Agreements."

 Executive Compensation

   During the period from inception (July 11, 1995) through December 31, 1995, the Company had no operations and no officer of the Company received compensation from the Company. In March 1996, the Company and Mr. Gutkowski entered into an employment agreement pursuant to which Mr. Gutkowski receives an annual base salary of $325,000 and an annual bonus of at least $150,000. See "--Employment Agreements."

 Employment Agreements

   The Company and Robert M. Gutkowski have entered into an employment agreement dated as of March 21, 1996 pursuant to which Mr. Gutkowski agreed to serve as the Company's President and Chief Executive Officer for an initial term of five years. The employment agreement also provides that Mr. Gutkowski shall serve as a director of each of A&A and SMTI at such time as the Company causes his election to such positions. The employment agreement provides that Mr. Gutkowski shall receive an annual base salary of $325,000 plus an annual bonus of at least $150,000 (which bonus may be increased in the discretion of the Board of Directors of the Company).

   The employment agreement provides that the Company may terminate Mr. Gutkowski's employment agreement prior to the expiration of its term in the event of his death, disability for a period of 26 consecutive weeks or for "cause," which, for purposes of the employment agreement, is defined as the conviction of a felony, the commission of an act of fraud or embezzlement upon the Company, a material breach by Mr. Gutkowski of his agreement not to compete with the Company or the wilful malfeasance or gross negligence by Mr. Gutkowski in the performance of his duties under the employment agreement or his failure to perform his duties thereunder, which malfeasance, negligence or failure has a material adverse effect on the business of the Company and which shall remain uncured for a period of 15 days following written notice from the Company.

   Pursuant to his employment agreement, Mr. Gutkowski has agreed not to compete with the Company or solicit any of the Company's clients or employees (the "Prohibited Activities") during the term of the agreement. In addition, the employment agreement provides that Mr. Gutkowski is prohibited from engaging in the Prohibited Activities for certain periods of time in the event he voluntarily terminates his employment agreement, the Company terminates his employment agreement or the employment agreement is not extended on substantially similar terms.

   The Company will enter into employment agreements upon the closing of this Offering with each of Messrs. Kaminsky, Letis, Oppenheim and Trager, on substantially the same terms and conditions as Mr. Gutkowski's employment agreement with the Company, pursuant to which each such person has agreed to serve as an Executive Vice President of the Company for an initial term of five years. In addition, pursuant to such agreements, the Company has agreed to cause Messrs. Letis and Trager to be elected to the Board of Directors of SMTI, has agreed to cause Messrs. Kaminsky and Oppenheim to be elected to the Board of Directors of A&A, and has agreed to use its best efforts to cause each of such persons to be nominated to serve as a member of the Board of Directors of the Company. The employment agreements provided that each of Messrs. Kaminsky, Letis and Trager will receive an annual base salary of $300,000 and the employment agreement with Mr. Oppenheim provides that he will receive an annual base salary of $175,000.

1996 STOCK OPTION PLAN

   The Company's Board of Directors has adopted and the stockholders have approved the Company's 1996 Stock Option Plan (the "Plan"). The Plan, which provides for grants of non-qualified and incentive stock options to purchase up to 500,000 shares of Common Stock to eligible employees and consultants, is designed to attract and retain the best available personnel for the positions of substantial responsibility, to provide additional incentive to key employees, officers, and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

   In October 1996, options to purchase an aggregate of 230,000 shares of Common Stock were granted under the Plan. Of such options, 100,000 have been granted to 14 employees of the Company and have an exercise price of $5.00 per share, and 130,000 have been granted to the Company's executive officers and directors (including persons who will become such upon completion of the Acquisitions) and have an exercise price of $6.25 per share, all of which options vest in annual installments over the three to five year period commencing one year from the date of grant. See "Principal Stockholders."

   Each option granted pursuant to the Plan is designated at the time of grant as either an "Incentive Stock Option" or as a "Non-Qualified Stock Option." Grants to executive officers may be made only at the fair market value of the underlying stock on the date of issuance. The issuance of options at fair market value on grant date constitutes a performance goal under Section 162(m) of the Internal Revenue Code. The following summary description of the Plan is qualified in its entirety by reference to the Plan itself, which is filed as an exhibit to the registration statement of which this Prospectus is a part.

   Administration of the Plan. The Plan is administered by a Stock Option Committee (the "Committee") which is appointed by the Board of Directors. The Committee determines who among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to options, the duration of options, any conditions to the exercise of options and the manner in and price at which options may be exercised.

   The Plan may be amended without stockholder approval, except stockholder approval is required to (i) decrease the minimum exercise price for incentive stock options ("ISOs"); (ii) extend the term of the Plan beyond ten years;
(iii) extend the maximum terms of the options granted thereunder beyond ten years; (iv) withdraw the administration of the Plan from the Committee; (v) expand the class of eligible participants; (vi) increase the aggregate number of shares of Common Stock which may be issued pursuant to the provisions of the Plan and (vii) change the material terms of the performance goal within the meaning of Section 162(m) of the Internal Revenue Code.

   Unless the Plan is terminated earlier by the Board of Directors, it will terminate on the earlier of (i) the date when all shares of the Common Stock reserved for issuance under the Plan have been acquired through the exercise of options granted thereunder, (ii) July 2006 or (iii) such earlier date as the Board of Directors may determine.

   Shares Subject to the Plan. The Plan provides that options may be granted with respect to a total of 500,000 shares of Common Stock. Under certain circumstances involving a change in the number of outstanding shares of Common Stock without receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares subject to each outstanding option and the option price per share will be proportionately adjusted. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the Plan will be adjusted. If any option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to such option will be available again for the purposes of the Plan.

   Participation. Grants under the Plan may be granted to employees and any other individual who in the judgment of the Committee performs valuable and important services for the Company. All employees are eligible to participate in the Plan. Non-employee directors are not eligible to participate in the Plan. No participant may receive, in the aggregate, options in respect of more than 125,000 shares.

   Option Price. The exercise price of each option will be determined by the Committee, but in the case of an incentive stock option may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted. The exercise price of non-qualified stock options may be any price determined by the Committee; provided, however, that the exercise price of any grant to any executive officer shall not be lower than the fair market value of the underlying Common Stock on the date of grant. The issuance of options at fair market value on the date of grant constitutes a performance goal under Section 162(m) of the Internal Revenue Code. Accordingly, grants under the Plan should qualify as performance-based compensation.

   Terms of Options. The Committee shall fix the term of each option, provided that the maximum term of each option shall be ten years. Incentive stock options granted to an employee who owns 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The Plan provides for the earlier expiration of options of a participant in the event of certain terminations of employment. The Committee will have discretion on a case by case basis, with respect to any optionee whose employment is terminated for any reason whatsoever, to accelerate the vesting of any options outstanding on the date employment is terminated to permit the optionee to exercise the option during the remaining term of such options. The options must be paid for in United States currency, or, at the Company's discretion, in shares of the Company's Common Stock which the optionee already owns.

   Restrictions on Grant and Exercise. An option may not be transferred other than to members of the option holder's family, trusts and charities. Other transfers are permissible upon the prior written approval of the Committee. Notwithstanding the above, the option agreement accompanying the issuance of any ISOs shall limit the transferability of such ISOs to the extent required by the then applicable tax provisions governing the qualification of ISOs. The aggregate fair market value (determined at the time the option is granted) of the shares as to which an employee may first exercise incentive stock options in any one calendar year may not exceed $100,000. The Committee may impose any other conditions to exercise it deems appropriate.

 Federal Income Tax Consequences.

   Incentive Stock Options: Options granted under the Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

     (i) The grant of an ISO will give rise to no Federal income tax consequences to either the Company or the participant.

     (ii) A participant's exercise of an ISO will result in no Federal income tax consequences to the Company.

     (iii) A participant's exercise of an ISO will not result in ordinary Federal taxable income to the participant, but may result in the imposition of, or an increase in, the alternative minimum tax. A participant's holding period for shares acquired upon the exercise of an ISO will commence the day after the acquisition. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year the ISO is exercised, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the participant's computation of alternative minimum taxable income.

     (iv) If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the participant will realize ordinary Federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price.

   Short-term or long-term capital gain will be realized by the participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO. Short-term or long-term capital loss will be realized by the participant at the time of such a disposition to the extent that the option price exceeds the amount of proceeds from the sale. If a disposition is made as described in this section, the Company will be entitled to a Federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary Federal taxable income realized by the participant. If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the participant on the disposition and the participant's Federal income tax basis in the shares, usually the option exercise price. In such event, the Company will not be entitled to any Federal income tax deduction with respect to the ISO.

   Non-Qualified Stock Options ("NQSOs"): Options granted under the Plan which constitute NQSOs will, in general, be subject to the following Federal income tax treatment:

     (i) The grant of a NQSO will give rise to no Federal income tax consequences to either the Company or the participant.

     (ii) The exercise of an Option will generally result in ordinary Federal taxable income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price.

     (iii) A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the participant.

     (iv) Upon a subsequent disposition of shares, a participant will recognize a short-term or long-term capital gain or loss equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

                             CERTAIN TRANSACTIONS

FOUNDERS' STOCK

   In connection with the organization of the Company, in July 1995 the Company sold 333 shares of Common Stock and in August 1995 the Company sold 666 shares of Common Stock, respectively, to Robert M. Gutkowski, the Company's President and Chief Executive Officer, and to TSC, which is controlled by Robert F.X. Sillerman, the Company's Chairman, for an aggregate purchase price of $19,980, or approximately $.01 per share (on a post-Stock Split basis). In May 1996, the Company sold one share of Common Stock to an officer of the Company, for a purchase price of $500 or $.01 per share (on a post-Stock Split basis). In August 1996, the Company increased by means of a stock split (the "Stock Split") the number of shares held by Mr. Gutkowski to 646,154 shares, TSC to 1,292,308 shares and such officer to 50,000 shares.

PRIVATE PLACEMENT AND CORPORATE INDEBTEDNESS

   From January 3, 1996 through September 30, 1996, Robert M. Gutkowski made loans to the Company in the aggregate principal amount of $437,000, which loans accrued interest at the rate of 12% per annum. The funds advanced by Mr. Gutkowski were used by the Company for working capital purposes. In August 1996, the Company repaid $125,000 of such amount to Mr. Gutkowski from the proceeds of the Private Placement and Mr. Gutkowski purchased $115,385 in principal amount of Debentures through the cancellation of an equal portion of such indebtedness which Debentures will automatically convert upon the completion of this Offering into 38,461 Units. In September 1996 the Company repaid $75,000 of its indebtedness to Mr. Gutkowski from working capital. The Company will repay the balance of such indebtedness plus accrued interest at the rate of 12% per annum to Mr. Gutkowski on January 1, 1998. The investment by Mr. Gutkowski in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that Mr. Gutkowski has agreed not to sell the Units issuable upon conversion of the Debentures or the components thereof during the two-year period from the closing of this Offering.

   From May 15, 1996 through August 12, 1996, TSC incurred expenses and made loans to the Company in the aggregate principal amount of $196,385, which indebtedness accrued interest at the rate of 12% per annum and which interest was waived by TSC, and which were used by the Company for working capital purposes, including rent payable to TSC. In August 1996, TSC purchased $230,768 in principal amount of Debentures through the payment of $34,383 and the cancellation of such indebtedness, which Debentures will automatically convert upon the completion of this Offering into 76,924 Units. The investment by TSC in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that TSC has agreed not to sell the Units issuable upon conversion of the Debentures or the components thereof during the two-year period from the closing of this Offering.

   On May 30, 1996, Michael Trager, the Chairman of SMTI and a Director of the Company, and Michael Letis, the President of SMTI, each of whom is or will be an Executive Vice President and Director of the Company upon completion of the SMTI Acquisition, made a loan to the Company in the aggregate principal amount of $100,000, which loan accrued interest at the rate of 12% per annum and which interest was waived by Messrs. Trager and Letis, and which was used by the Company for working capital purposes. In August 1996, Messrs. Trager and Letis each purchased $115,385 in principal amount of Debentures through the payment of an aggregate of $130,770 and the cancellation of such indebtedness, which Debentures will automatically convert upon the completion of this Offering into an aggregate of 76,924 Units. The investments by Messrs. Trager and Letis in the Private Placement were on the same terms as the investments by the non-affiliated investors, except that Messrs. Trager and Letis have each agreed not to sell the Units issuable upon conversion of the Debentures or the components thereof during the two-year period from the closing of this Offering.

   On August 6, 1996, Louis J. Oppenheim, the Vice President of A&A and who will become an Executive Vice President and Director of the Company upon completion of the A&A Acquisition, made a loan to the Company in the aggregate principal amount of $33,334, which loan accrued interest at the rate of 12% per annum and which interest was waived by Mr. Oppenheim, and which was used by the Company for working capital purposes. In August 1996, Mr. Oppenheim purchased $57,692 in principal amount of Debentures through the payment of $24,358 and the cancellation of such indebtedness, which Debentures will automatically convert upon the completion of this Offering into 19,230 Units. The investment by Mr. Oppenheim in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that Mr. Oppenheim has agreed not to sell the Units issuable upon conversion of the Debentures or the components thereof during the two-year period from the closing of this Offering.

   In August 1996, Arthur C. Kaminsky, the President and Chief Executive Officer of A&A and a Director of the Company and who will become an Executive Vice President of the Company upon completion of the A&A Acquisition, purchased $115,385 principal amount of Debentures, which Debentures will automatically convert upon the completion of this Offering into 38,461 Units. The investment by Mr. Kaminsky in the Private Placement was on the same terms as the investments by the non-affiliated investors, except that Mr. Kaminsky has agreed not to sell the Units issuable upon conversion of the Debentures or the components thereof during the two-year period from the closing of this Offering.

SMTI ACQUISITION AGREEMENT

   The Company, SMTI, Michael Trager, Michael Letis, Robert M. Gutkowski and TSC have entered into an acquisition agreement amended and restated as of March 21, 1996 (the "SMTI Acquisition Agreement"), pursuant to which a wholly-owned subsidiary of the Company will be merged with and into SMTI on the date of the closing of this Offering on the terms and conditions set forth in such agreement. The aggregate purchase price to be paid by the Company to Messrs. Trager and Letis, the sole stockholders of SMTI, is (i) $8,000,000 cash, of which $6,500,000 is payable at the closing and an aggregate of $1,500,000 which is payable in five equal annual installments commencing April 1, 1997 and (ii) the issuance to each of Messrs. Trager and Letis of 646,154 shares of Common Stock. The Company has also agreed to enter into five-year employment agreements with each of Messrs. Trager and Letis. See "Use of Proceeds" and "Management--Employment Agreements."

   The SMTI Acquisition Agreement provides that the representations and warranties contained therein shall survive for a period of six months following the closing, after which time the indemnification obligations for breaches of representations and warranties will be limited to claims asserted during such six-month period. Each of Messrs. Trager and Letis has agreed to indemnify the Company against losses, claims and damages which the Company may suffer or incur and which arise out of the breach by SMTI or Messrs. Trager or Letis of any representation, warranty, covenant or agreement in the SMTI Acquisition Agreement, provided, however, that the amount of each of Messrs. Trager's and Letis' indemnity shall be limited to $1,000,000. Each of Mr. Gutkowski and TSC has agreed to indemnify each of Messrs. Trager and Letis and SMTI from any losses, claims or damages which either such party shall suffer or incur and which arise out of the breach by Mr. Gutkowski, TSC or the Company of any representation, warranty, covenant or agreement in the SMTI Acquisition Agreement, provided that each of Mr. Gutkowski's and TSC's indemnity shall be limited to $250,000.

   From its inception until immediately prior to the completion of the SMTI Acquisition, SMTI has been treated as a closely-held corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and, therefore, did not pay federal income taxes on amounts earned during such period. Accordingly, SMTI distributed through dividends to its shareholders substantially all of its earnings during such period. The SMTI Acquisition Agreement provides that immediately prior to the closing of the SMTI Acquisition, SMTI will distribute to Messrs. Trager and Letis by means of a dividend, an amount equal to 40% of the increase in SMTI's accumulated adjustments account, as defined in the Code, which amount approximates the amount the shareholders of SMTI would be expected to pay personally for income taxes based on such earnings. As of September 30, 1996, the amount of such distribution would be approximately $459,000.

   SMTI has agreed, until the closing of the SMTI Acquisition, not to pay to either of Messrs. Trager and Letis an annual salary in excess of $300,000 and not to amend any employment agreement requiring SMTI to pay a salary or bonus in excess of $50,000 per year. In addition, at the Company's direction, SMTI has agreed to terminate any employee benefit plans it maintains.

   The closing of the SMTI Acquisition is subject to certain closing conditions, including (i) the Company completing an initial public offering or similar private financing providing gross proceeds of at least $13,800,000, (ii) the employment agreements between each of Messrs. Trager and Letis and the Company, on the terms set forth under "Business--Employment Agreements," shall have been entered into and (iii) a legal opinion shall have been delivered to the effect that the SMTI Acquisition should be considered a tax-free exchange to the extent of the receipt of Common Stock under Section 351 of the Code.

A&A ACQUISITION AGREEMENT


   The Company, A&A, Arthur C. Kaminsky, Louis J. Oppenheim, Robert M. Gutkowski and TSC have entered into an acquisition agreement amended and restated as of March 21, 1996 (the "A&A Acquisition Agreement"), pursuant to which a wholly-owned subsidiary of the Company will be merged with and into A&A on the date of the closing of this Offering on the terms and conditions set forth in such agreement. The aggregate purchase price to be paid by the Company to Messrs. Kaminsky and Oppenheim, the sole stockholders of A&A, is
(i) $3,500,000 cash, of which $2,500,000 is payable at the closing and an aggregate of $1,000,000 which is payable in five equal annual installments commencing April 1, 1997 and (ii) the issuance to Messrs. Kaminsky and Oppenheim of an aggregate of 969,231 shares of Common Stock, 646,154 of which will be issued to Mr. Kaminsky and 323,076 of which will be issued to Mr. Oppenheim. The Company has also agreed to enter into five-year employment agreements with each of Messrs. Kaminsky and Oppenheim. See "Use of Proceeds" and "Management--Employment Agreements."


   The A&A Acquisition Agreement provides that the representations and warranties contained therein shall survive for a period of six months following the closing, after which time the indemnification obligations for breaches of representations and warranties will be limited to claims asserted during such six-month period. Each of Messrs. Kaminsky and Oppenheim has agreed to indemnify the Company against losses, claims and damages which the Company may suffer or incur and which arise out of the breach by A&A or Messrs. Kaminsky or Oppenheim of any representation, warranty, covenant or agreement in the A&A Acquisition Agreement, provided, however, that the amount of Messrs. Kaminsky's and Oppenheim's indemnity shall be limited to $500,000 and $250,000, respectively. Each of Mr. Gutkowski and TSC has agreed to indemnify each of Messrs. Kaminsky and Oppenheim and A&A from any losses, claims or damages which either such party shall suffer or incur and which arise out of the breach by Mr. Gutkowski, TSC or the Company of any representation, warranty, covenant or agreement in the A&A Acquisition Agreement, provided that each of Mr. Gutkowski's and TSC's indemnity shall be limited to $250,000.

   A&A has agreed, until the closing of the A&A Acquisition, not to pay to either of Messrs. Kaminsky and Oppenheim an annual salary in excess of $300,000 and $175,000, respectively, and not to amend any employment agreement requiring A&A to pay a salary or bonus in excess of $50,000 per year, except in certain circumstances. In addition, at the Company's direction, A&A has agreed to terminate any employee benefit plans it maintains.

   Prior to the closing of the A&A Acquisition, Messrs. Kaminsky and Oppenheim may withdraw from A&A an aggregate amount of $100,000 if such amount shall have been recovered from pending lawsuits of A&A. In the event that such sum shall not have been withdrawn prior to the closing, then Messrs. Kaminsky and Oppenheim shall be entitled to withdraw such sum as salary from A&A following the closing from amounts recovered from such lawsuits.

   The closing of the A&A Acquisition is subject to certain closing conditions, including (i) the Company completing an initial public offering or similar private financing providing gross proceeds of at least $13,800,000, (ii) the employment agreements between each of Messrs. Kaminsky and Oppenheim and the Company, on the terms set forth under "Business--Employment Agreements," shall have been entered into and (iii) a legal opinion shall have been delivered to the effect that the A&A Acquisition should be considered a tax-free exchange to the extent of the receipt of Common Stock under Section 351 of the Code.

CONSULTING AGREEMENT WITH SILLERMAN COMMUNICATIONS MANAGEMENT CORPORATION

   The Company has entered into a Financial Consulting Agreement with SCMC, dated as of August 1, 1996 (the "SCMC Agreement"), pursuant to which SCMC has agreed to serve for a period of six years as the Company's financial consultant to provide customary financial and advisory services, which agreement may be renewed by mutual agreement of the Company and SCMC for an additional period of four years. Robert F.X. Sillerman, the Chairman and a principal stockholder of the Company, is the Chairman, Chief Executive Officer and controlling stockholder of SCMC, and Howard J. Tytel, a Director of the Company, is the Executive Vice President and General Counsel of SCMC. SCMC has entered into similar agreements with other companies, including companies in which Mr. Sillerman or his affiliates have substantial interests. The Company has agreed to pay to SCMC as compensation for its services under the SCMC Agreement the sum of $30,000 per month from the date commencing nine months from the closing of this Offering, which amount shall be increased annually by an amount equal to the percentage increase in the Consumer Price Index for New York, New York. Under the SCMC Agreement, SCMC has agreed to perform, or assist the Company in, among other things (i) production of financial reports and other data for the Company's lenders and investors and as required under the Securities Act and the Exchange Act, (ii) assistance with the preparation of the Company's books and records, (iii) the maintenance of relationships with financial institutions participating in Company financings, (iv) the design and implementation of the Company's accounting systems, (v) the purchase, installation and implementation of computer hardware and software for the Company's accounting systems, (vi) the implementation of a cash management system, (vii) the establishment of regularized procedures for the accumulation of cash balances available for interest and other required debt service payments, (viii) the engagement of bookkeeping, accounting and other personnel necessary for the implementation of the Company's accounting systems and (ix) placement of financing. The SCMC Agreement also provides for the payment to SCMC of certain fees in the event of any financings or mergers and acquisitions, whether or not such transactions are originated by SCMC, although such fees are subject to the approval of the Company's independent directors. The Company will not, however, make any such payment to SCMC in connection with this Offering or the Acquisitions and did not make any such payment to SCMC in connection with the Private Placement. The Company has also agreed to reimburse SCMC for all reasonable out-of-pocket disbursements incurred by SCMC in connection with the performance of services under the SCMC Agreement and to indemnify SCMC and its affiliates for losses, claims, damages or liabilities arising out of SCMC's performance of its obligations under the SCMC Agreement.

   Howard J. Tytel, a Director of the Company, is Of Counsel to the law firm of Baker & McKenzie, which is counsel in certain matters, including this Offering, to the Company, SCMC, TSC and certain other affiliates of Mr. Sillerman, the Chairman of the Company. Baker & McKenzie compensates Mr. Tytel based upon the fees it receives for providing legal services to the Company and other clients introduced by Mr. Tytel. Mr. Tytel's primary employment is as an officer of SCMC.

   In January 1996, the Company entered into a month-to-month lease with TSC providing for a monthly rent of approximately $4,000, which lease was terminated in September 1996.

STOCKHOLDERS' AGREEMENT

   In March 1996, the Company entered into a stockholders' agreement with each of TSC, Robert M. Gutkowski, Arthur C. Kaminsky, Louis J. Oppenheim, Michael Trager and Michael Letis (the "Stockholders' Agreement"). The Stockholders' Agreement generally covers certain corporate governance matters. Pursuant to the Stockholders' Agreement, TSC is entitled to nominate two directors to the Company's Board of Directors, Messrs. Kaminsky and Oppenheim are entitled to nominate one director until the completion of this Offering and two directors thereafter, Messrs. Trager and Letis are entitled to nominate one director until the completion of this Offering and two directors thereafter, and Mr. Gutkowski is entitled to nominate one director. Each of the stockholder parties to the Stockholders' Agreement (a "Stockholder") has agreed to vote all of the shares of Common Stock owned by such person for the election of the directors so nominated and not to take any action to remove any director so elected (except for the director(s) nominated by such Stockholder).

   The Stockholders' Agreement will terminate upon the mutual consent of the parties to such agreement, when there is only one Stockholder bound thereby or March 21, 2004. In addition, the Stockholders' Agreement will terminate with respect to a Stockholder if he dies or a guardian is appointed to oversee his affairs or he holds less than 65% of the shares of Common Stock beneficially owned by him on the date of the closing of this Offering, provided that such Stockholder shall remain obligated to vote his shares of Common Stock in accordance with the terms of the Stockholders' Agreement.

EMPLOYMENT AGREEMENTS

   The Company has entered into an employment agreement with Robert M. Gutkowski, and has agreed to enter into employment agreements with each of Messrs. Kaminsky, Letis, Oppenheim and Trager concurrently with the completion of this Offering. See "Management--Employment Agreements."

GENERAL

   The Company believes that transactions between the Company and its officers, directors and principal stockholders or affiliates thereof have been on terms no less favorable to the Company than could be obtained from independent third parties. The Company expects that all future transactions between the Company and its officers, directors and principal stockholders or affiliates thereof will be subject to the approval of the Company's independent directors.

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information regarding ownership of Common Stock, including the Escrow Shares, by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director and each nominee for director of the Company and
(iii) all executive officers and directors of the Company as a group, prior to this Offering and as adjusted to give effect to the sale of the 3,350,000 Units offered hereby, the completion of the Acquisitions and the conversion of the Debentures into Units upon the closing of this Offering.



                                                     NUMBER OF SHARES          PERCENTAGE OF SHARES
                                                    BENEFICIALLY OWNED          BENEFICIALLY OWNED
                                             ------------------------------  ----------------------
              NAME AND ADDRESS                    BEFORE                        BEFORE      AFTER
           OF BENEFICIAL OWNER (1)               OFFERING    AFTER OFFERING    OFFERING    OFFERING
           -----------------------           --------------  --------------  -----------  ---------
Robert F.X. Sillerman (2) ..................    1,292,308(2)    1,369,230(2)     65.0%       16.6%
Robert M. Gutkowski ........................      646,154(3)      684,615(3)     32.5         8.3
Arthur C. Kaminsky .........................           --(4)      684,615(4)       --         8.3
Louis J. Oppenheim .........................           --(5)      342,306(5)       --         4.1
Michael Letis ..............................           --(6)      684,615(6)       --         8.3
Michael Trager .............................           --(7)      684,615(7)       --         8.3
Howard J. Tytel ............................           --              --          --          --
Arthur R. Barron ...........................           --              --          --          --
Myles W. Schumer ...........................           --              --          --          --
All executive officers and directors of the
 Company as a group (four persons before
 Offering and ten persons after Offering)  .    1,988,462(8)    4,449,996(8)    100.0%       58.3%


------------

   (1) The address of each beneficial owner is c/o The Marquee Group, Inc., 888 Seventh Avenue, 40th Floor, New York, New York. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

   (2) Robert F.X. Sillerman, the Chairman of the Company, is the Chairman, Chief Executive Officer and controlling stockholder of TSC, which beneficially owns 1,292,308 shares of Common Stock and $230,768 principal amount of Debentures, which will automatically convert into 76,922 Units upon completion of this Offering. Includes 392,308 shares of Common Stock which are held in escrow but in respect of which TSC retains the power to vote. See "--Escrow Shares." Does not include 76,922 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus. See "Capitalization--Private Placement." Does not include 40,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

   (3) Mr. Gutkowski is the beneficial owner of $115,385 principal amount of Debentures, which will automatically convert into 38,461 Units upon completion of this Offering. Includes 196,154 shares of Common Stock which are held in escrow but in respect of which Mr. Gutkowski retains the power to vote. See "--Escrow Shares." Does not include 38,461 shares of Common Stock which are issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus. See "Capitalization--Private Placement." Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

   (4) The Company will issue 646,154 shares of Common Stock to Mr. Kaminsky in connection with the A&A Acquisition. Mr. Kaminsky is the beneficial owner of $115,385 principal amount of Debentures, which will automatically convert into 38,461 Units upon completion of this Offering. Includes 196,154 shares of Common Stock which Mr. Kaminsky has agreed to place in escrow but in respect of which he will retain the power to vote. See "--Escrow Shares." Does not include 38,461 shares of Common Stock which are issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus. See "Capitalization--Private Placement" and "Certain Transactions--A&A Acquisition Agreement." Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

   (5) The Company will issue 323,076 shares of Common Stock to Mr. Oppenheim in connection with the A&A Acquisition. Mr. Oppenheim is the beneficial owner of $57,692 principal amount of Debentures, which will automatically convert into 19,230 Units upon completion of this Offering. Includes 98,076 shares of Common Stock Mr. Oppenheim has agreed to place in escrow but in respect of which he will retain the power to vote. See "--Escrow Shares." Does not include 19,230 shares of Common Stock issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus. See "Capitalization--Private Placement" and "Certain Transactions--A&A Acquisition Agreement." Does not include 10,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

   (6) The Company will issue 646,154 shares of Common Stock to Mr. Letis in connection with the SMTI Acquisition. Letis is the beneficial owner of $115,385 principal amount of Debentures, which will automatically convert into 38,461 Units upon completion of this Offering. Includes 196,154 shares of Common Stock which Mr. Letis has agreed to place in escrow but in respect of which he will retain the power to vote. See "--Escrow Shares." Does not include 38,461 shares of Common Stock which are issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus. See "Capitalization--Private Placement" and "Certain Transactions--SMTI Acquisition Agreement." Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

   (7) The Company will issue 646,154 shares of Common Stock to Mr. Trager in connection with the SMTI Acquisition. Mr. Trager is the beneficial owner of $115,385 principal amount of Debentures, which will automatically convert into 38,461 Units upon completion of this Offering. Includes 196,154 shares of Common Stock which Mr. Trager has agreed to place in escrow but in respect of which he will retain the power to vote. See "--Escrow Shares." Does not include 38,461 shares of Common Stock which are issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus. See "Capitalization--Private Placement" and "Certain Transactions--SMTI Acquisition Agreement." Does not include 20,000 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days.

   (8) Does not include 750,000 shares of Common Stock which are issuable upon exercise of an equal number of Warrants, which are not exercisable until one year from the date of this Prospectus or 137,500 shares of Common Stock issuable upon the exercise of options which are not exercisable within 60 days. See "Capitalization--Private Placement" and "Management--1996 Stock Option Plan."

ESCROW SHARES

   Certain existing stockholders (including persons who will become stockholders in connection with the Acquisitions) deposited or agreed to deposit an aggregate of 1,275,000 shares of Common Stock into escrow. The Escrow Shares are not assignable or transferable. Of the Escrow Shares,

     (i) 425,000 shall be released from escrow if, for the fiscal year ending December 31, 1997, the Company's income before provision for taxes (the "Minimum Pretax Income") equals or exceeds $1,400,000;

     (ii) 425,000 Escrow Shares (or, if the condition set forth in (i) above was not met, 850,000 Escrow shares) shall be released, if, for the fiscal year ending December 31, 1998, the Minimum Pretax Income equals or exceeds $2,400,000;

     (iii) 425,000 Escrow Shares (or, if the conditions set forth in either
    (i) or (ii) were not met, the remaining Escrow Shares) shall be released if, for the fiscal year ending December 31, 1999, the Minimum Pretax Income equals or exceeds $3,400,000; and

     (iv) all of the Escrow Shares will be released from escrow if one or more of the following conditions is/are met:


     (a) the Closing Price (as defined in the escrow agreement) of the Company's Common Stock averages in excess of $15.00 per share for 20
    consecutive trading days during the period from December   , 1998 until
    December 31, 1999; or

     (b) the Company is acquired by or merged into another entity in a transaction in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction equals of exceeds $15.00 per share.

   The Minimum Pretax Income amounts set forth above shall be (i) calculated exclusive of (x) any extraordinary earnings or charges (including any charges incurred in connection with the release from escrow of the Escrow Shares and any Escrow Property (as defined herein) in respect thereof) and (y) any interest expense relating to the Debentures issued by the Company in connection with the Private Placement; (ii) derived solely from the businesses owned and operated by the Company following completion of the Acquisitions and shall not give effect to any operations relating to businesses or assets acquired after such date, if any, and (iii) audited by the Company's independent public accountants. The Closing Price amount set forth above is subject to adjustment in the event of any stock splits, reverse stock splits or other similar events.

   Any money, securities, rights or property distributed in respect of the Escrow Shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company (the "Escrow Property"); provided however, that with the exception of any securities of the Company or any successor to the Company issued as a result of any of the foregoing, such property shall be delivered to the holders of the Escrow Shares promptly upon the escrow agent's receipt thereof. If the applicable Minimum Pretax Income levels or Closing Price level set forth above have not been met by March 31, 2000, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charge could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of the Notes to the Company's Financial Statements.

   The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and the Underwriters and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                          DESCRIPTION OF SECURITIES

   The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

UNITS


   Each Unit consists of one share of Common Stock and one Warrant. Each Warrant entitles the holder thereof to purchase one share of Common Stock. The Common Stock and Warrants comprising the Units are not transferable
separately until December   , 1996 (the "Separation Date").


COMMON STOCK

   Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Common Stock are entitled to receive such dividends, pro rata, based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed, pro rata, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock included in the Units offered hereby will be, when issued, fully paid and non-assessable.

WARRANTS


   Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $7.50 at any time from the Separation
Date until 5:00 P.M., New York City time, on December   , 2001. Commencing
one year from the date of this Prospectus, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the "closing price" of the Common Stock for any 20 consecutive trading days ending within five days of the notice of redemption averages in excess of $11.50 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Warrants must be redeemed if any are redeemed.


   The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriters and Continental Stock Transfer & Trust Company, as warrant agent, and will be evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

   The exercise price of the Warrants was determined by negotiation between the Company and the Underwriters and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

   A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of Continental Stock Transfer & Trust Company, the warrant agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

   The Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

UNIT PURCHASE OPTIONS


   Upon the closing of this Offering, the Company has agreed to issue to the Underwriters or their designees the Unit Purchase Options to purchase up to 335,000 Units. These Units will be identical to the Units offered hereby except that the Warrants included in the Unit Purchase Options will not be subject to redemption by the Company unless, at the time the Warrants are called for redemption, the Unit Purchase Options have been exercised and the underlying Warrants are outstanding. The Unit Purchase Options cannot be transferred, sold, assigned or hypothecated for two years, except to any officer of either Underwriter or members of the selling group or their officers. The Unit Purchase Options are exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price of $8.25 per Unit, subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Options have certain demand and piggyback registration rights. See "Underwriting."


PREFERRED STOCK

   The Company is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuances of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock.

TRANSFER AGENT

   Continental Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

BUSINESS COMBINATION PROVISIONS

   The Company is subject to the "business combination" statute of the Delaware Law, an anti-takeover law enacted in 1988. In general, Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annualor special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although
Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. Upon closing of this Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company and, as a result of the application of Section 203, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this Offering, the Company will have outstanding 8,266,662 shares of Common Stock, of which 1,275,000 are Escrow Shares. Of these shares, the 3,350,000 shares of Common Stock included in the Units offered hereby will be freely transferable without restriction or further registration under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The 4,250,000 shares of Common Stock currently outstanding (including the shares to be issued in connection with the Acquisitions) and the 666,662 shares of Common Stock included in the Units issuable upon conversion of the Debentures are "restricted securities" and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. None of such shares will be eligible for sale in the public market pursuant to Rule 144 until July 1997, subject to the escrow conditions. In addition, substantially all of the holders of the outstanding shares of Common Stock (including those persons who are to receive shares of Common Stock in connection with the Acquisitions) have agreed not to sell or otherwise dispose of any shares of Common Stock, including those issuable upon conversion of the Debentures, for a period of two years after the closing of this Offering (except that, with the exception of the securities issued upon conversion of the Debentures, such stockholders may transfer such shares, with the consent of the Representative, to affiliates of such stockholder who agree to be bound by the terms of the lock-up agreement). The holders of the 416,666 Units issuable upon conversion of the Debentures who are not affiliates of the Company have agreed not to sell such Units or the underlying securities for a period of one year from the date of this Prospectus. See "Principal Stockholders--Escrow Shares" and "Underwriting."


   In general under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least two years that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate and has beneficially owned such shares for at least three years is entitled to sell such shares without regard to the volume or other resale requirements.

   The Company's existing stockholders (including those persons who will become stockholders upon completion of the Acquisitions) and the persons who are to become stockholders upon conversion of the Debentures have demand and "piggyback" registration rights covering the securities included in the Units issuable upon conversion of the Debentures. In addition, the Underwriters also have demand and piggyback registration rights with respect to the securities underlying the Unit Purchase Options. See "Capitalization -- Private Placement" and "Underwriting."


   Upon completion of this Offering, the Company will have outstanding (i) Warrants which are components of the Units offered hereby which represent the right to purchase an aggregate of 3,350,000 shares of Common Stock, (ii) Warrants issuable upon conversion of the Debentures which represent the right to purchase 666,662 shares of Common Stock and (iii) Unit Purchase Options which represent the right to purchase an aggregate of 670,000 shares of Common Stock, assuming exercise of the underlying Warrants. In addition, the Company has 500,000 shares of Common Stock reserved for issuance under the Plan, under which options to purchase 230,000 shares have been granted.


   Prior to this Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                 UNDERWRITING

   Royce Investment Group, Inc. and Continental Broker-Dealer Corp. (the "Underwriters"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of Units set forth opposite their respective names in the table below at the price set forth on the cover page of this Prospectus:


 UNDERWRITERS                      NUMBER OF UNITS
--------------                     ---------------
Royce Investment Group, Inc.  ...
Continental Broker-Dealer Corp. .
                                   ---------------
    Total .......................     3,350,000
                                   ===============


   The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), at such price less a
concession of not in excess of $     per Unit, of which a sum not in excess
of $     may in turn be reallowed to other dealers who are members of the
NASD. After the commencement of the Offering, the public offering price, the concession and the reallowance may be changed by the Underwriters. The Underwriters are committed to purchase all of the Units offered hereby if any are purchased.


   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriters a non-accountable expense allowance equal to 2.25% of the gross proceeds derived from the sale of the Units offered hereby, including any Units purchased pursuant to the Underwriters' over-allotment option, $50,000 of which has been paid to date.

   The Company has granted to the Underwriters an option exercisable during the 45-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions, up to 502,500 additional Units for the purpose of covering over-allotments, if any, made in connection with the sale of the Units. To the extent that the Underwriters exercise this option, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional Units proportionate to such Underwriter's initial commitment.


   The Representative has the right to appoint an observer to be present at the Company's Board of Directors meetings for a period of five years from the completion of this Offering, although it has not yet selected any such observer. Such observer may be a director, officer, partner, employee or affiliate of the Representative.

   The Company has agreed not to solicit Warrant exercises other than through the Underwriters. Upon any exercise of the Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Underwriters a fee of 5% of the aggregate Warrant exercise price, if (i) the market price of the Company's Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants, (ii) the exercise of the Warrants was solicited by a member of the NASD and such solicitation has been designated in writing by the warrantholder, (iii) the Warrants are not held in a discretionary account, (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrants and (v) the solicitation of exercise of the Warrant was not in violation of Rule 10b-6 promulgated under the Exchange Act. Rule 10b-6 may prohibit the Underwriters from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriters of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriters may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriters may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.


   The Company has agreed to sell to the Underwriters and their designees, for nominal consideration, the Unit Purchase Options to purchase up to 335,000 Units, substantially identical to the Units offered hereby, except that the Warrants included therein are not subject to redemption by the Company unless, on the redemption date, the Unit Purchase Options have been exercised and the underlying warrants are outstanding. The Unit Purchase Options will be exercisable during the three-year period commencing two years from the date of this Prospectus at an exercise price of $8.25 per Unit, subject to adjustment in certain events, and are not transferable for a period of two years from the date of this Prospectus except to officers of the Underwriters or to members of the selling group. The Company has agreed to register during the four-year period commencing one year from the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggyback" registration rights to holders of the Unit Purchase Options. The Unit
Purchase Options include a provision permitting the holders to elect a cashless exercise.


   For the life of the Unit Purchase Option, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Unit Purchase Option at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Unit Purchase Option.

   The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Representative acted as placement agent for the Private Placement in August 1996 for which it received a placement agent fee of $155,000 and a non-accountable expense allowance of $37,500 and was issued warrants to purchase $200,000 aggregate principal amount of Debentures at an exercise price of $200,000, which warrants will be canceled prior to the date of this Prospectus. In connection with the Private Placement, the Representative also received a right of first refusal for future financings by the Company, which right will terminate at the closing of this Offering.

   In connection with the Private Placement, the Company entered into an agreement with the Representative which provides that during the period from the completion of the Private Placement until the fifth anniversary of the date of this Prospectus, in the event the Representative originates a merger, acquisition, joint venture, strategic introduction or other similar transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2-1/2% of any consideration in excess of $9,000,000. The Representative has advised the Company that it has no current plans, proposals, arrangements or understandings with respect to introducing to the Company any party relating to any such merger, acquisition, joint venture, strategic introduction or similar transaction.

   Prior to this Offering, there has been no public market for any of the securities offered hereby. Accordingly, the offering price of the Units offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Underwriters and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, the general condition of the securities markets and such other factors as were deemed relevant.

                                LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Howard J. Tytel, a Director of the Company and Executive Vice President and General Counsel of TSC, a principal stockholder of the Company, is Of Counsel to Baker & McKenzie. See "Management," "Principal Stockholders" and "Certain Transactions." Certain legal matters related to this Offering will be passed upon for the Underwriters by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                   EXPERTS

   The financial statements of The Marquee Group, Inc. as of December 31, 1995 and for the period from July 11, 1995 (Inception) to December 31, 1995, the financial statements of Sports Marketing & Television International, Inc. as of December 31, 1995 and for the year then ended and the financial statements of Athletes and Artists, Inc. as of December 31, 1995 and for the year then ended, each appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Sports Marketing & Television International, Inc. for the year ended December 31, 1994 and the financial statements of Athletes and Artists, Inc. for the year ended December 31, 1994, each appearing in this Prospectus and Registration Statement, have been audited by Scott Gildea CPA, independent auditor, as set forth in his reports thereon, appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of Mr. Gildea as an expert in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite
1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                           THE MARQUEE GROUP, INC.

                        INDEX TO FINANCIAL STATEMENTS

THE MARQUEE GROUP, INC.
Report of Independent Auditors .........................................................   F-2
Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited)  .............   F-3
Statements of Operations for the period from July 11, 1995 (inception)
 to December 31, 1995 and the period from July 11, 1995 (inception) to September 30,
 1995 (unaudited) and for the nine months ended September 30, 1996 (unaudited)  ........   F-4
Statements of Stockholders' Equity for the period from July 11, 1995 (inception)
 to December 31, 1995 and the period from July 11, 1995 (inception) to September 30,
 1995 (unaudited) and for the nine months ended September 30, 1996 (unaudited)  ........   F-5
Statements of Cash Flows for the period from July 11, 1995 (inception)
 to December 31, 1995 and the period from July 11, 1995 (inception) to September 30,
 1995 (unaudited) and for the nine months ended September 30, 1996 (unaudited)  ........   F-6
Notes to Financial Statements ..........................................................   F-7

SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.

Report of Independent Auditors .........................................................  F-12
Report of Independent Auditor ..........................................................  F-13
Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited)  .............  F-14
Statements of Operations and Retained Earnings (Accumulated Deficit) for the years ended December 31, 1994 and 1995 and for the nine months ended
 September 30, 1995 and 1996 (unaudited) ...............................................  F-15
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited) .............................  F-16
Notes to Financial Statements ..........................................................  F-17

ATHLETES AND ARTISTS, INC.

Report of Independent Auditors .........................................................  F-20
Report of Independent Auditor ..........................................................  F-21
Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited)  .............  F-22
Statements of Operations and Retained Earnings for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited)  .......  F-23
Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 (unaudited) .............................  F-24
Notes to Financial Statements ..........................................................  F-25

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
The Marquee Group, Inc.

   We have audited the accompanying balance sheet of The Marquee Group, Inc. (the "Company") as of December 31, 1995, and the related statements of operations and cash flows for the period from July 11, 1995 (Inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Marquee Group, Inc. at December 31, 1995 and the results of its operations and its cash flows for the period from July 11, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles.


                                         ERNST & YOUNG LLP

New York, New York
July 23, 1996

                            THE MARQUEE GROUP, INC.

                                BALANCE SHEETS


                                             DECEMBER 31, 1995        SEPTEMBER 30, 1996
                                             ----------------- ------------------------------
                                                                                PRO FORMA FOR
                                                                                OFFERING AND
                                                                 HISTORICAL     ACQUISITIONS
                                                               -------------  ---------------
                                                                 (UNAUDITED)     (UNAUDITED)
                                                                               (NOTES 3 AND 4)
ASSETS
Current assets:
 Cash .....................................       $19,980        $   408,862     $ 5,280,457
 Accounts receivable ......................            --            371,703       1,394,837
 Due from employee ........................            --             12,115          12,115
 Prepaid expenses and other current assets             --            144,406         945,335
                                            -----------------  -------------  ---------------
  Total current assets ....................        19,980            937,086       7,632,744
Deferred financing costs ..................            --            449,278         199,278
Property and equipment, net ...............            --             13,962         137,966
Other assets ..............................            --             25,925          38,777
                                            -----------------  -------------  ---------------
                                                  $19,980        $ 1,426,251     $ 8,008,765
                                            =================  =============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities         $    --        $   189,295     $   865,656
 Acquisition indebtedness -current
  portion .................................            --                 --         394,000
 Other current liabilities ................            --            180,000         543,311
                                            -----------------  -------------  ---------------
  Total current liabilities ...............                          369,295       1,802,967
Debentures--net .........................              --          2,000,000              --
Loan payable to related party .............            --            121,615         121,615
Acquisition indebtedness--selling
 stockholders, net ........................            --                 --       1,576,000
Stockholders' equity:
 Preferred stock, $.01 par value;
  5,000,000 shares authorized, none issued             --                 --              --
 Common stock, $.01 par value; 25,000,000
  shares authorized, 1,938,462 (1995) and
  1,988,462 (1996) shares issued and
  outstanding (Note 4) ....................        19,385             19,885          82,667
 Additional paid-in capital ...............           595            119,345       6,048,125
 Deferred compensation ....................            --            (87,083)        (87,083)
 Accumulated deficit ......................            --         (1,116,806)     (1,535,526)
                                            -----------------  -------------  ---------------
                                                   19,980         (1,064,659)      4,508,183
                                            -----------------  -------------  ---------------
                                                  $19,980        $ 1,426,251     $ 8,008,765
                                            =================  =============  ===============


                           See accompanying notes.

                           THE MARQUEE GROUP, INC.
                           STATEMENTS OF OPERATIONS


                                                                                           NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31, 1995                           SEPTEMBER 30, 1996
                                --------------------------------                    -------------------------------
                                 FOR THE PERIOD
                                  FROM JULY 11,                     FOR THE PERIOD
                                      1995                          FROM JULY 11,
                                 (INCEPTION) TO    PRO FORMA FOR   1995 (INCEPTION)                   PRO FORMA FOR
                                  DECEMBER 31,     OFFERING AND    TO SEPTEMBER 30,                   OFFERING AND
                                      1995         ACQUISITIONS          1995          HISTORICAL     ACQUISITIONS
                                ---------------  ---------------  ----------------  --------------  ---------------
                                                    (UNAUDITED)      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
                                                  (NOTES 3 AND 4)                                    (NOTES 3 AND 4)
Revenues ......................
 Commissions and fee  income  .    $       --       $10,110,379       $       --      $ 1,465,731      $9,297,000
 Income from joint ventures  ..            --           231,448               --               --         200,000
                                ---------------  ---------------  ----------------  --------------  ---------------
                                           --        10,341,827               --        1,465,731       9,497,000
Operating expenses ............            --         5,549,887               --        1,239,017       5,437,348
General and administrative
 expenses .....................            --         3,154,710               --        1,257,840       4,131,954
                                ---------------  ---------------  ----------------  --------------  ---------------
Income (loss) from operations              --         1,637,230               --       (1,031,126)        (72,302)
Interest income/(expense)  ....            --           (88,457)              --          (85,680)       (157,238)
                                ---------------  ---------------  ----------------  --------------  ---------------
Income (loss) before income
 taxes ........................            --         1,548,773               --       (1,116,806)       (229,540)
Income tax provision/(benefit)             --           759,000               --               --        (112,500)
                                ---------------  ---------------  ----------------  --------------  ---------------
Net income (loss) .............    $       --       $   789,773       $       --      $(1,116,806)     $ (117,040)
                                ---------------  ---------------  ----------------  --------------  ---------------
Net income (loss) per share  ..    $       --       $       .11       $       --      $      (.54)     $     (.02)
                                ===============  ===============  ================  ==============  ===============
Weighted average common stock
 and common stock equivalents
 outstanding ..................     2,066,662         6,991,662        2,066,662        2,066,662       6,991,662
                                ===============  ===============  ================  ==============  ===============


See accompanying notes.

                            THE MARQUEE GROUP, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                      NUMBER OF     COMMON      ADDITIONAL        DEFERRED      ACCUMULATED
                                       SHARES       STOCK     PAID-IN CAPITAL   COMPENSATION      DEFICIT          TOTAL
                                    -----------  ----------  ---------------  --------------  --------------  -------------
Issuance of common stock ..........   1,938,462    $ 19,385      $     595       $       --      $        --    $    19,980
                                    -----------  ----------  ---------------  --------------  --------------  -------------
Balance -- December 31, 1995  .....   1,938,462    $ 19,385      $     595       $       --      $        --    $    19,980
Issuance of common stock ..........      50,000         500        118,750         (118,750)              --            500
Amortization of deferred
 compensation .....................          --          --             --           31,667               --         31,667
Net loss for the nine months ended
 September 30, 1996 ...............          --          --             --               --       (1,116,806)    (1,116,806)
                                    -----------  ----------  ---------------  --------------  --------------  -------------
Balance -- September 30, 1996
 (unaudited) ......................   1,988,462    $ 19,885      $ 119,345       $  (87,083)     $(1,116,806)   $(1,064,659)
                                    ===========  ==========  ===============  ==============  ==============  =============

See accompanying notes.

                            THE MARQUEE GROUP, INC.
                           STATEMENTS OF CASH FLOWS

                                                    FOR THE PERIOD FROM      FOR THE PERIOD FROM
                                                       JULY 11, 1995            JULY 11, 1995
                                                  (INCEPTION) TO DECEMBER      (INCEPTION) TO       NINE MONTHS ENDED
                                                         31, 1995            SEPTEMBER 30, 1995     SEPTEMBER 30, 1996
                                                 -----------------------  -----------------------  ------------------
                                                                                 (UNAUDITED)           (UNAUDITED)
OPERATING ACTIVITIES:
Net loss .......................................          $     --                 $    --             $(1,116,806)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation ..................................               --                       --                     368
 Non-cash compensation .........................               --                       --                  32,167
Changes in operating assets and liabilities:
 Accounts receivable ...........................               --                       --                (371,703)
 Due from employee .............................               --                       --                 (12,115)
 Prepaids and other current assets .............               --                       --                (144,406)
 Accounts payable and accrued liabilities  .....               --                       --                 189,295
 Other current liabilities .....................               --                       --                 180,000
                                                                                                   ------------------
  Net cash (used in) operating activities  .....               --                       --              (1,243,200)

INVESTING ACTIVITIES:
 Purchase of fixed assets ......................               --                       --                 (14,330)
 Other assets ..................................               --                       --                 (25,925)
                                                 -----------------------  -----------------------  ------------------
 Net cash (used in) investing activities  ......               --                       --                 (40,255)

FINANCING ACTIVITIES:
 Proceeds from loans payable to related parties                --                       --                 766,718
 Repayments of loans payable to related parties                --                       --                (200,000)
 Deferred financing costs ......................               --                       --                (256,778)
 Proceeds from Private Placement ...............               --                       --               1,362,397
 Proceeds from issuance of common stock  .......           19,980                   19,980                      --
                                                 -----------------------  -----------------------  ------------------
   Net cash provided by financing activities  ..           19,980                   19,980               1,672,337
Net increase in cash ...........................           19,980                   19,980                 388,882
Cash at beginning of period ....................               --                       --                  19,980
                                                 -----------------------  -----------------------  ------------------
Cash at end of period ..........................          $19,980                  $19,980             $   408,862
                                                 =======================  =======================  ==================
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITIES:
Exchange of loans payable to related parties to
Debentures .....................................          $    --                  $    --             $   445,103
                                                 =======================  =======================  ==================

See accompanying notes.

                           THE MARQUEE GROUP, INC.
                        NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE PERIOD FROM JULY 11, 1995
       (INCEPTION) TO SEPTEMBER 30, 1995 AND FOR THE NINE-MONTH PERIOD
                    ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS AND ORGANIZATION

   The Marquee Group, Inc. (the "Company"), which began operations in 1996, was organized in the State of Delaware on July 11, 1995 for the purpose of providing comprehensive management, marketing, consulting and production services to the sports and entertainment industries.

INCOME TAXES

   The Company accounts for income taxes using the liability method.

STOCK OPTIONS

   In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE

   Earnings per share is based on the average number of shares of common stock and common stock equivalents outstanding during the year. Shares of common stock to be placed in escrow upon completion of the proposed public offering described in Note 4, which are common stock equivalents, have been excluded from the calculation of earnings per share. Common stock issued within a one year period prior to the initial filing of a registration statement relating to an initial public offering at amounts substantially below the public offering price, principally the shares of common stock to be issued upon the automatic conversion of the Debentures (see Note 3), is considered outstanding for all periods presented. In addition, all shares have been adjusted to give effect to the stock split discussed in Note 2. The supplemental pro forma average number of shares of common stock and common stock equivalents outstanding include, in addition to the average number of shares of common stock outstanding as described above, the shares issuable upon the completion of the proposed public offering.

INTERIM FINANCIAL INFORMATION

   Financial information as of and for the period from July 11, 1995 (Inception) to September 30, 1995 and for the nine months ended September 30, 1996 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included; all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

                           THE MARQUEE GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- STOCKHOLDERS' EQUITY

COMMON STOCK

   On July 17, 1996, the Board of Directors and stockholders of the Company approved an increase in the authorized capitalization of the Company to 25,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Furthermore, in August 1996 the Board of Directors and stockholders of the Company approved a stock split whereby 999 shares of the 1,000 shares of common stock outstanding at that time were split on the basis of approximately 1,940-for-1 and the remaining one share of common stock outstanding at that time was split on the basis of 50,000-for-1. All share information in the financial statements has been restated to reflect such stock split.

NOTE 3 -- PRIVATE PLACEMENT (UNAUDITED)

   In August 1996, the Company issued debentures (the "Debentures"), in the aggregate principal amount of $2,000,000, each Debenture consisting of $50,000 principal amount of 6% Convertible Debentures. The Debentures bear interest at the rate of 6% per annum commencing one year from the date of issuance (provided that if the closing of the initial public offering of the Company's securities (the "IPO") occurs prior to February 15, 1997, accrued interest on the Debentures will be deemed waived) and are payable, together with accrued interest on June 30, 1999. The Debentures shall, upon completion of the IPO, be automatically converted into Units (see Note 4) identical in all respects to those offered in the IPO at a rate of one Unit for each $1.00 principal amount of Debentures.

   Stockholders of the Company and stockholders of SMTI and A&A (the "Stockholder Purchasers") (see Note 4) purchased an aggregate of $750,000 principal amount of Debentures, of which $445,103 was in exchange for existing indebtedness of the Company to such stockholders. In addition, the Company repaid $125,000 to one of the stockholders from the proceeds of the private placement.

   Subsequent to September 30, 1996 the terms of the Debentures were modified to reflect (i) a change in the conversion rate to one Unit for each $3.00 principal amount of Debentures and (ii) a change in the interest rate to 10% per annum, such interest to be calculated for the period from the final closing of the Private Placement to a date one year from the effective date of the Company's IPO. In addition, the holders of the Debentures (other than the Stockholder Purchasers) agreed not to sell, transfer or otherwise dispose of the Debenture Units held by them for a period of one year from the effective date of the Company's IPO. The Stockholder Purchasers agreed previously to a two-year lock up period on their Debenture Units. As a result of the modification, the interest charged to operations will aggregate $254,400 of which $86,000 was recognized in the quarter ended September 30, 1996 and the remaining amount will be expensed over the period the Debentures remain outstanding. Holders of the securities issuable upon conversion of the Debentures have demand and piggy back registration rights.

NOTE 4 -- PROPOSED PUBLIC OFFERING AND ACQUISITIONS (UNAUDITED)


   In June 1996, the Company entered into a letter of intent for the initial public offering of 3,350,000 units (the "IPO Units"), each unit consisting of one share of common stock and one redeemable warrant, at an assumed initial public offering price of $5.00 per IPO Unit, less applicable discounts and commissions. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $7.50, subject to adjustment, for a period up to five years from the date the common stock and warrants are separately transferable. The warrants are redeemable by the Company under certain circumstances at a redemption price of $.05 per warrant.

   The Company has granted the underwriters of the initial public offering an option to purchase up to an additional 502,500 IPO Units at the offering price, solely to cover over-allotment in the sale of the IPO Units.

                           THE MARQUEE GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 4 -- PROPOSED PUBLIC OFFERING AND ACQUISITIONS (UNAUDITED) (Continued) The Company has also agreed to grant to the underwriters or their designees options (the "Unit Purchase Options") to purchase up to 335,000 units. The units purchasable upon exercise of the Unit Purchase Options are identical to the units described above, except that the underlying warrants are redeemable only by the Company under limited circumstances. The Unit Purchase Options are exercisable during a three-year period commencing two years from the date of the public offering at an exercise price of 165% of the initial public offering price, subject to adjustment in certain events.


   The Company has also entered into an agreement with Royce Investment Group, Inc. ("Royce") whereby Royce will be paid a fee in connection with various types of financial transactions entered into by the Company for a period of five years from the date of the public offering.

   Certain of the Company's stockholders and the stockholders of SMTI and A&A have placed or have agreed to place an aggregate of 1,275,000 of their shares of common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual earnings levels or the common stock attaining certain price levels. All reserved shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds or stock prices providing for the release of the escrow shares to the stockholders, the Company will recognize compensation expense at such time based on the fair market value of the shares.


   On March 21, 1996 the Company entered into agreements with Sports Marketing & Television International, Inc. ("SMTI") and Athletes and Artists, Inc. ("A&A"), pursuant to which the Company agreed to acquire by merger SMTI and A&A concurrently with the completion of the IPO. The SMTI stockholders will receive cash of $6,500,000 from the offering, an additional $1,500,000 payable over five years and 1,292,308 shares of the Company's common stock. The A&A stockholders will receive cash of $2,500,000 from the offering, an additional $1,000,000 payable over five years and 969,230 shares of the Company's common stock.


   The acquisition by merger of each of SMTI and A&A will be accounted for as a consolidation at historical cost due to the significance of the equity interests in the Company to be held by the stockholders of these companies following completion of the Acquisitions. Accordingly, the acquired assets and liabilities of SMTI and A&A will be recorded at their historical amounts. The capital stock of SMTI and A&A will be included in additional paid-in capital. The cash to be paid to the SMTI and A&A stockholders will be recorded as a reduction to additional paid-in capital.

   The pro forma balance sheet at September 30, 1996 as adjusted for the proposed initial public offering, conversion of the Debentures and acquisitions gives effect to the following:


   o The receipt of $14,283,000 (net of expenses of $2,467,000) from the sale of 3,350,000 IPO Units at an assumed initial public offering price of $5.00 per IPO Unit;


   o The September 30, 1996 assets and liabilities and equity of SMTI and A&A at their historical amounts as follows:

                            SMTI           A&A
                       -------------  -----------
Current assets .......   $ 1,767,000    $ 358,000
Non current assets  ..        61,000       76,000
                       -------------  -----------
                         $ 1,828,000    $ 434,000
                       =============  ===========
Current liabilities  .   $   775,000    $ 350,000
Stockholders' equity       1,053,000       84,000
                       -------------  -----------
                         $ 1,828,000    $ 434,000
                       =============  ===========

                           THE MARQUEE GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 NOTE 4 -- PROPOSED PUBLIC OFFERING AND ACQUISITIONS (UNAUDITED)  (Continued)
   o The payments of $6,500,000 and $2,500,000 to the stockholders of SMTI and A&A, respectively, and the indebtedness of $1,500,000 and $1,000,000 (including imputed interest of $530,000) to such stockholders in connection with the acquisitions;

   o The issuance of 666,662 Units, each consisting of one share of common stock and one warrant, upon the conversion of the Debentures, the write-off of $250,000 of deferred financing costs; and payment of related interest of $254,400.

   o The payment of an S Corporation distribution ($459,000 at September 30, 1996) to the SMTI stockholders representing 40% of the taxable earnings of SMTI prior to the proposed initial public offering.

   The pro forma statements of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 as adjusted for the proposed public offering and acquisitions include adjustments for the following transactions as if they had each occurred on January 1, 1995.

   o The merger of Marquee's results with the revenues and expenses of SMTI and A&A for the year ended December 31, 1995 and for the nine months ended September 30, 1996

                                      NINE MONTHS ENDED
                                     SEPTEMBER 30, 1996
                                 ----------------------------
                                      SMTI            A&A
                                 -------------  -------------
Revenues .......................   $  5,524,000   $  2,508,000
Costs and expenses .............     (4,375,000)    (2,690,000)
                                  -------------  -------------
Income (loss) before taxes  ....      1,149,000       (182,000)
Income tax (provision) benefit         (132,000)        86,000
                                  -------------  -------------
Net income (loss) ..............   $  1,017,000   $    (96,000)
                                  =============  =============

                          YEAR ENDED DECEMBER 31, 1995
                         -----------------------------
                              SMTI            A&A
Revenues ...............   $  6,495,000   $  3,846,000
Costs and expenses  ....     (6,402,000)    (3,770,000)
                          -------------  -------------
Income before taxes  ...         93,000         76,000
Income tax (provision)           (9,000)       (77,000)
                          -------------  -------------
Net income (loss) ......   $     84,000   $     (1,000)
                          =============  =============

   o The terms of new employment contracts with key executives of SMTI and A&A which provide for salaries which are $1,345,000 less than their historical salaries for the year ended December 31, 1995 and the reduction of benefit expenses of $140,000 for the termination of the employee benefit plans. Pursuant to the acquisition agreements, the key executives of SMTI and A&A have reduced their salaries and committed to terminate the employee benefit plans for the nine-month period ended September 30, 1996 (therefore no pro forma adjustment is required); and

   o Upon the proposed public offering, the status of SMTI as an S Corporation will be terminated and accordingly, SMTI will be subject to federal and local income taxes. The pro forma statement of operations reflect income taxes based upon the income of SMTI as if SMTI had not been an S Corporation.

NOTE 5 -- STOCK OPTION PLAN

   The Company's Board of Directors has adopted and the stockholders have approved the Company's 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant, at the discretion of the Board of Directors, of (i) options that are intended to qualify as incentive stock options ("ISOs") within the

                           THE MARQUEE GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 5 -- STOCK OPTION PLAN (Continued) meaning of Section 422A of the Internal Revenue Code to certain employees and consultants and (ii) options not intended to so qualify ("NQSOs") to employees and consultants. The total number of shares of common stock for which options may be granted under the Plan is 500,000 shares. In October 1996, options to purchase an aggregate of 230,000 shares of common stock were granted under the Plan. Of such options, 100,000 have been granted to 14 employees of the Company and have an exercise price of $5.00 per share, and 130,000 have been granted to the Company's executive officers and directors and have an exercise price of $6.25 per share, all of which options vest ranging from a three to five year period commencing from the date of grant.


   The Plan is to be administered by the Board of Directors or a committee appointed by the Board of Directors, which will determine the terms of the options, including the exercise price, the number of shares subject to the options and the terms and conditions of exercise.

   In connection with the stock option plan, the Company has reserved 500,000 shares of common stock for future issuance.

NOTE 6 -- RELATED PARTY TRANSACTIONS

   At September 30, 1996, the Company has a loan payable of $121,615 to a stockholder which is due on January 1, 1998 with interest at 12% per annum.

NOTE 7 -- COMMITMENTS

   During March 1996, the Company entered into a five-year employment agreement with a key executive that provides for an annual base salary plus bonus aggregating $475,000 per year.

   During May 1996, the Company entered into a three-year employment agreement with a key executive that provides for an annual base salary ranging from $250,000 to $350,000 per year. Upon entering into the employment agreement, the Company issued one share of common stock to this employee. Furthermore, the Company agreed that prior to the proposed public offering (see Note 4), the employee's one share would be converted into 50,000 shares of common stock, contingent upon the employee remaining with the Company for fifteen months. The Company will recognize non-cash compensation expense of approximately $118,750 over the vesting period.

   During August 1996, the Company entered into a six-year consulting agreement with Sillerman Communications Management Corporation, which is controlled by Robert F.X. Sillerman, the Chairman of the Company and the controlling stockholder of The Sillerman Companies, Inc., a principal stockholder of the Company, that provides for a monthly fee of $30,000 commencing nine months from the closing of the proposed public offering. The monthly fee shall be increased annually by the percentage increase in the consumer price index.

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Sports Marketing & Television International, Inc.

   We have audited the accompanying balance sheet of Sports Marketing & Television International, Inc. (the "Company") as of December 31, 1995 and the related statement of operations and retained earnings (accumulated deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sports Marketing & Television International, Inc. at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                             ERNST & YOUNG LLP

New York, New York
April 3, 1996

                         REPORT OF INDEPENDENT AUDITOR

To the Stockholders of
Sports Marketing & Television International, Inc.

   I have audited the accompanying statements of operations and retained earnings (accumulated deficit) and cash flows of Sports Marketing & Television International, Inc. (the "Company") for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

   I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

   In my opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in retained earnings (accumulated deficit) and cash flows of Sports Marketing & Television International, Inc. for the year ended December 31, 1994 in conformity with generally accepted accounting principles.


                                                SCOTT GILDEA CPA

New York, New York
January 24, 1996

               SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.
                                BALANCE SHEETS

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1995            1996
                                                   --------------  ---------------
                                                                      (UNAUDITED)
ASSETS
Current assets:
 Cash ............................................     $     --       $  301,995
 Accounts receivable .............................      391,352          805,094
 Due from Celebrity Golf Championship, LLC  ......      186,500          200,000
 Due from stockholders ...........................       56,909           56,909
 Employee loan receivable ........................        5,000            5,000
 Prepaid expenses ................................       17,987          398,449
                                                   --------------  ---------------
    Total current assets .........................      657,748        1,767,447
Property and equipment, net ......................       39,674           60,089
Deposits .........................................          985              985
                                                   --------------  ---------------
                                                       $698,407       $1,828,521
                                                   ==============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Bank overdraft ..................................    $ 438,651       $       --
 Accounts payable and accrued liabilities  .......      141,044          652,218
 Accrued pension payable .........................       76,298               --
 Income taxes payable ............................        5,637          122,933
                                                   --------------  ---------------
    Total current liabilities ....................      661,630          775,151
Stockholders' equity:
 Common stock, no par value, 5,000 shares
  authorized, 4,000 shares issued and outstanding         1,000            1,000
Retained earnings ................................       35,777        1,052,370
                                                   --------------  ---------------
                                                         36,777        1,053,370
                                                   --------------  ---------------
                                                       $698,407       $1,828,521
                                                   ==============  ===============

                           See accompanying notes.

               SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.
     STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (ACCUMULATED DEFICIT)

                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                  --------------------------  --------------------------
                                                       1994          1995          1995          1996
                                                  ------------  ------------  ------------  ------------
                                                                                      (UNAUDITED)
Revenues:
 Fee income .....................................   $6,047,789    $6,263,892    $3,236,255    $5,323,633
 Income from joint venture companies ............      262,715       231,448       231,448       200,000
                                                  ------------  ------------  ------------  ------------
                                                     6,310,504     6,495,340     3,467,703     5,523,633
Operating expenses ..............................    4,322,942     4,080,477     1,772,477     3,147,398
General and administrative expenses .............    1,101,451       911,393       663,627       785,094
                                                  ------------  ------------  ------------  ------------
Income from operations before officers' salaries       886,111     1,503,470     1,031,599     1,591,141
Officers' salaries ..............................      988,533     1,420,000     1,065,000       450,000
Interest income, net ............................        8,035         9,972         6,587         7,452
                                                  ------------  ------------  ------------  ------------
Income (loss) before income taxes ...............      (94,387)       93,442       (26,814)    1,148,593
Income tax (provision) benefit ..................         (250)       (9,000)        2,300      (132,000)
                                                  ------------  ------------  ------------  ------------
Net income (loss) ...............................      (94,637)       84,442       (24,514)    1,016,593
Retained earnings (accumulated deficit) at
 beginning of period ............................       45,972       (48,665)      (48,665)       35,777
                                                  ------------  ------------  ------------  ------------
Retained earnings (accumulated deficit) at end
 of period ......................................   $  (48,665)   $   35,777    $  (73,179)   $1,052,370
                                                  ============  ============  ============  ============

                           See accompanying notes.

               SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.
                           STATEMENTS OF CASH FLOWS

                                                                              NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                               ------------------------  -------------------------
                                                   1994         1995         1995          1996
                                               -----------  -----------  -----------  ------------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss) ............................   $ (94,637)   $  84,442   $  (24,514)   $1,016,593
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
  Depreciation and amortization ..............      13,300       31,667       23,750        25,544
  Equity in earnings of joint venture
   companies .................................    (262,715)    (231,448)    (231,448)     (200,000)
Changes in operating assets and liabilities:
 Accounts receivable .........................      (5,490)    (188,858)    (228,107)     (413,742)
 Due from Celebrity Golf Championship,  LLC  .          --           --           --       186,500
 Prepaid expenses ............................      10,900       (9,832)    (230,963)     (380,462)
 Accounts payable and accrued liabilities  ...    (185,303)      63,029    1,016,677       511,174
 Due to Celebrity Golf Championship, LLC  ....          --           --      150,000            --
 Deferred income .............................     (31,250)          --           --            --
 Accrued pension payable .....................       2,007       (4,088)      38,154       (76,298)
 Income taxes payable ........................          --        5,637           --       117,296
                                               -----------  -----------  -----------  ------------
Net cash provided by (used in) operating
 activities ..................................    (553,188)    (249,451)     513,549       786,605
INVESTING ACTIVITIES:
Distribution received from joint venture
 companies ...................................     263,417       53,338       15,229            --
Purchase of property and equipment ...........     (37,281)     (25,448)     (20,448)      (45,959)
                                               -----------  -----------  -----------  ------------
Net cash (used in) provided by
 investing activities ........................     226,136       27,890       (5,219)      (45,959)
FINANCING ACTIVITIES:
Bank overdraft ...............................     217,090      221,561     (217,090)     (438,651)
                                               -----------  -----------  -----------  ------------

Net increase (decrease) in cash ..............    (109,962)          --      291,240       301,995
Cash at beginning of period ..................     109,962           --           --            --
                                               -----------  -----------  -----------  ------------
Cash at end of period ........................   $      --    $      --   $  291,240    $  301,995
                                               ===========  ===========  ===========  ============

                           See accompanying notes.

              SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.

                        NOTES TO FINANCIAL STATEMENTS

     (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE NINE-MONTH PERIODS
               ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

   Sports Marketing & Television International, Inc. ("SMTI" or the "Company") was organized in the State of Connecticut on January 1, 1984. The Company provides marketing, production and consulting services in the sport and entertainment industry.

REVENUE RECOGNITION

   The Company recognizes income from marketing and consulting services, principally related to production and other promotional services. Fee revenue from production services (television, broadcast and video) is recognized when the program is available for broadcast. Licensing, sponsorship and merchandise revenues are recognized for guaranteed amounts when contractual obligations thereunder are met (subsequent royalties are recorded when received). Fee revenue from advertising services is recognized in the month the advertisement is broadcast or printed.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation of furniture, fixtures and office equipment is computed using an accelerated method over estimated useful lives ranging from five to seven years. Leasehold improvements are amortized using the straight-line method over the life of the lease.

INCOME TAXES

   The Company has elected to be taxed as an S Corporation. Accordingly, all items of income, losses and credits are reported by the stockholders on their respective personal income tax returns. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements. A provision for state income taxes has been provided for the jurisdiction in which S Corporation status is not recognized.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

   The unaudited interim information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year.

              SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.

NOTE 2 -- PROPERTY AND EQUIPMENT

   The major components of property and equipment are as follows:

                                             DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                             -----------------  ------------------
                                                                   (UNAUDITED)
Furniture, fixtures and office equipment  .      $  169,681         $  215,640
Leasehold improvements ....................          15,000             15,000
                                            -----------------  ------------------
                                                    184,681            230,640
Accumulated depreciation and amortization          (145,007)          (170,551)
                                            -----------------  ------------------
                                                 $   39,674         $   60,089
                                            =================  ==================

NOTE 3 -- LOANS TO STOCKHOLDERS

   At December 31, 1995 and September 30, 1996, SMTI has loans receivable from the stockholders of SMTI in the aggregate amount of $56,909. The loans are due on demand and are noninterest-bearing.

NOTE 4 -- PENSION PLAN

   The Company has a noncontributory target benefit plan. The plan is administered as a defined contribution plan in that each participant is limited to a defined contribution amount annually. The contributions are calculated on a target basis for a retirement benefit in a manner similar to a defined benefit plan. Pension expense was $84,474, $80,386 and $60,290 for the years ended December 31, 1994 and 1995 and the six month period ended June 30, 1995, respectively. There was no pension expense for the six months ended June 30, 1996. In accordance with the acquisition agreement (see Note
7), it is the Company's intention to terminate such noncontributory target benefit plan.

NOTE 5 -- COMMITMENTS

   SMTI rents office space on a month-to-month basis. Total office rent expense was $65,300, $61,000, $41,825 and $ 43,125 for the years ended
December 31, 1994 and 1995 and the six-month periods ended June 30, 1995 and 1996, respectively. The Company also rents automobiles under various noncancellable personal property leases. All leases are accounted for as operating leases. The aggregate minimum rental commitment for these leases subsequent to December 31, 1995 is $22,194.

NOTE 6 -- INVESTMENT IN JOINT VENTURE COMPANIES

   During 1990, SMTI invested $10,000 for a 16.667% interest in Celebrity Golf Associates ("CGA"), a general partnership which produces celebrity golf events. The Company recorded its investment in the partnership on the equity method and, accordingly, the Company's investment was increased or decreased by its proportionate share of the partnership's income or losses, respectively.

   On July 6, 1995, SMTI and NBC, another general partner, withdrew from CGA. In connection with the withdrawal agreement, NBC became the exclusive and sole owner of the Celebrity Golf Championship Tournament. NBC and SMTI were released from all liability of the original partnership effective January 1, 1995. As such, SMTI's investment in the partnership was liquidated.

   Subsequent to the withdrawal, effective as of January 1, 1995, NBC and SMTI formed a limited liability corporation, Celebrity Golf Championship, LLC ("CGC"). The purpose of the CGC is to conduct the annual golfing tournament currently known as The Celebrity Golf Championship. Earnings are allocated to each party based on specified profit/loss allocation percentages in the LLC agreement. All profits from each event will be distributed.

              SPORTS MARKETING & TELEVISION INTERNATIONAL, INC.

NOTE 6 -- INVESTMENT IN JOINT VENTURE COMPANIES  (Continued)

    Condensed financial information of the CGC and CGA is as follows:

                                                            CGC
                                                 -------------------------
                                                     DECEMBER 31, 1995
                                                 -------------------------
Due from NBC Sports Ventures ..................          $  186,500
                                                        ------------
Due to SMTI ...................................          $ (186,500)
                                                        ============

                           CGA            CGC
                     -------------  -------------
                        YEAR ENDED DECEMBER 31,
                     ----------------------------
                          1994           1995
                     -------------  -------------
Revenues ...........   $ 4,863,068    $ 2,975,600
Costs and expenses      (3,153,120)    (2,028,300)
                     -------------  -------------
Net income .........   $ 1,709,948    $   947,300
                     =============  =============

   The results of CGA and CGC for the nine-month periods ended September 30, 1995 and 1996 are approximately $231,000 and $200,000, respectively.

NOTE 7 -- OTHER MATTERS

   One client accounted for 78% and 75% of the Company's revenue for the years ended December 31, 1994 and 1995, respectively.

   On March 21, 1996, the stockholders of the Company agreed to be acquired by The Marquee Group, Inc., ("Marquee"), subject to, among other matters, the completion of an initial public offering of Marquee's securities.

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders of
Athletes and Artists, Inc.

   We have audited the accompanying balance sheet of Athletes and Artists, Inc. (the "Company") as of December 31, 1995 and the related statement of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Athletes and Artists, Inc. at December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

New York, New York
April 3, 1996

                         REPORT OF INDEPENDENT AUDITOR

To the Stockholders of
Athletes and Artists, Inc.

   I have audited the accompanying statements of operations and retained earnings and cash flows of Athletes and Artists, Inc. (the "Company") for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

   I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

   In my opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in retained earnings and cash flows of Athletes and Artists, Inc. for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          Scott Gildea CPA

New York, New York
March 7, 1996

                          ATHLETES AND ARTISTS, INC.

                                BALANCE SHEETS

                                                        DECEMBER 31,    SEPTEMBER 30,
                                                            1995            1996
                                                      --------------  ---------------
                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash  .............................................    $       --       $     --
  Accounts receivable  ..............................       866,452        218,040
  Advances  .........................................        62,948         67,974
  Due from stockholders  ............................            --         33,081
  Prepaid expenses  .................................        56,691         39,516
  Prepaid taxes  ....................................         8,280             --
                                                      --------------  ---------------
    Total current assets ............................       994,371        358,611

Property and equipment, net .........................        47,950         63,915
Deposits ............................................        11,867         11,867
                                                      --------------  ---------------
                                                         $1,054,188       $434,393
                                                      ==============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft  ...................................    $  272,429       $ 12,380
  Accounts payable and accrued liabilities  .........       208,821        109,823
  Income taxes payable  .............................            --        167,684
  Accrued profit sharing expense  ...................        53,809             --
  Due to stockholders  ..............................         1,377            648
  Deferred income taxes payable  ....................       337,881         59,666
                                                      --------------  ---------------
    Total current liabilities .......................       874,317        350,201

Stockholders' equity:
  Common stock, $1 par value, 20,000 shares
  authorized, 15 shares issued and outstanding  .....            15             15
Retained earnings ...................................       179,856         84,177
                                                      --------------  ---------------
Total stockholders' equity ..........................       179,871         84,192
                                                      --------------  ---------------
Total liabilities and stockholders' equity  .........    $1,054,188       $434,393
                                                      ==============  ===============

                           See accompanying notes.

                          ATHLETES AND ARTISTS, INC.

                STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                           NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                         --------------------------   --------------------------
                                             1994          1995          1995           1996
                                         -----------    -----------   -----------    -----------
                                                                (UNAUDITED)
Revenues ................................   $3,291,077    $3,846,487    $2,499,952    $2,507,636

Operating expenses ......................    1,236,562     1,469,410       965,804     1,050,933
General and administrative expenses  ....    2,060,918     2,308,317     1,516,340     1,639,020
                                          ------------  ------------  ------------  ------------
Operating (loss) income .................       (6,403)       68,760        17,808      (182,317)

Interest and dividend income ............          590         7,571            --           490
                                          ------------  ------------  ------------  ------------
(Loss) income before income taxes  ......       (5,813)       76,331        17,808      (181,827)

Income tax benefit (provision) ..........      (28,203)      (77,172)      (17,986)       86,148
                                          ------------  ------------  ------------  ------------
Net loss ................................      (34,016)         (841)         (178)      (95,679)

Retained earnings--beginning of period ..      214,713       180,697       180,697       179,856
                                          ------------  ------------  ------------  ------------
Retained earnings--end of period  .......   $  180,697    $  179,856    $  180,519    $   84,177
                                          ============  ============  ============  ============

                           See accompanying notes.

                          ATHLETES AND ARTISTS, INC.
                           STATEMENTS OF CASH FLOWS

                                                                                NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                               --------------------------   --------------------------
                                                   1994          1995          1995           1996
                                               -----------    -----------   -----------    -----------
                                                                   (UNAUDITED)
OPERATING ACTIVITIES:
Net loss .....................................   $(34,016)    $    (841)   $    (178)     $ (95,679)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
 Officers' salaries advanced (expensed)  .....    150,587        12,287      (69,498)       (33,081)
 Depreciation and amortization ...............     11,094        12,719        9,600          9,600
 Deferred income taxes payable ...............     15,286        77,172       17,986       (278,215)
Changes in operating assets and liabilities:
  Accounts receivable  .......................    (15,386)     (288,730)     423,283        648,412
  Advances  ..................................     (9,474)      (42,160)     (12,207)        (5,026)
  Prepaid taxes  .............................      1,591           159          160          8,280
  Prepaid expenses  ..........................         --       (56,691)      (6,421)        17,175
  Security deposits  .........................       (496)           --           --             --
  Accounts payable and accrued liabilities  ..    (18,290)      182,241       20,673        (98,998)
  Income taxes payable  ......................        160          (160)        (160)       167,684
  Accrued profit sharing expense  ............    (53,002)          811      (12,642)       (53,809)
  Due to stockholders  .......................         --         1,377       16,027           (729)
                                               -----------  -----------  -----------    -----------
Net cash provided by (used in) operating
 activities ..................................     48,054      (101,816)     386,623        285,614

INVESTING ACTIVITIES:
Purchases of property and equipment  .........    (11,056)      (18,441)     (14,557)       (25,565)
                                               -----------  -----------  -----------    -----------

FINANCING ACTIVITIES:
Bank overdraft ...............................    (36,998)      120,257     (152,172)      (260,049)
                                               -----------  -----------  -----------    -----------

Net increase (decrease) in cash ..............         --            --      219,894             --
Cash at beginning of period ..................         --            --           --             --
                                               -----------  -----------  -----------    -----------
Cash at end of period ........................   $     --     $      --    $ 219,894      $      --
                                               ===========  ===========  ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
 Income taxes ................................   $ 17,416     $   3,662    $      --      $  15,934

                           See accompanying notes.

                          ATHLETES AND ARTISTS, INC.
                        NOTES TO FINANCIAL STATEMENTS
              (INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR THE
      NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

   Athletes and Artists, Inc. (the "Company") was organized in the State of New York on June 27, 1977, and derives substantially all of its income from commissions as a sports and entertainment talent agency.

REVENUE RECOGNITION

   Commissions are recorded as income when they become due to the Company under terms of the Company's representation agreements with its clients. Generally, commissions are payable by clients upon their receipt of payments for performance of services or upon the delivery or use of material created by them. Commissions on profit or gross receipt participations are recorded upon determination of the amounts.

PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining lease term.

INCOME TAXES

   The Company accounts for income taxes using the liability method.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

   The unaudited interim information as of September 30, 1996 and for the six months ended September 30, 1995 and 1996 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects normal recurring adjustments necessary for a fair presentation of the information for the periods presented. Interim results are not necessarily indicative of results for a full year.

                          ATHLETES AND ARTISTS, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 NOTE 2 -- PROPERTY AND EQUIPMENT

   The major components of property and equipment are as follows:

                                             DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                            -----------------  ------------------
                                                                   (UNAUDITED)
Furniture and fixtures ....................      $ 191,339          $ 191,339
Leasehold improvements ....................          8,776              8,776
Vehicles ..................................         36,230             61,795
                                            -----------------  ------------------
                                                   236,345            261,910
Accumulated depreciation and amortization         (188,395)          (197,995)
                                            -----------------  ------------------
                                                 $  47,950          $  63,915
                                            =================  ==================

NOTE 3 -- INCOME TAXES

   The Company has deferred tax assets of $110,509 and $50,798 and deferred tax liabilities of $436,605 and $110,464 at December 31, 1995 and September 30, 1996, respectively. For federal and state income tax purposes, the Company had net operating loss carryforwards of approximately $34,598 at December 31, 1995 which expire in the years 2006 to 2008. The benefit of the net operating loss carryforwards has been offset in full by a valuation allowance of $11,785.

   Deferred income tax assets and liabilities result from temporary differences which are differences between the income tax basis of assets and liabilities and their reported amounts in the financial statements. The Company's temporary differences result solely from the use of the cash basis of accounting for income tax purposes.

   The effective tax rate on pre-tax income for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 differs from the statutory rate primarily due to certain non-deductible expenses and the effect of state and local income taxes.

NOTE 4 -- RELATED PARTY TRANSACTIONS

   At December 31, 1995 and September 30, 1996 the Company had loans payable to its stockholders in the aggregate amount of $1,377 and $648, respectively. The loans are due on demand and are non-interest bearing.

NOTE 5 -- PENSION PLAN

   The Company has a defined contribution pension plan that covers full-time employees over 21 years old having at least one year of service. Contributions to the plan are based on wages of eligible employees. Pension expense was $52,998, $53,811 and $40,356 for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995, respectively. There was no pension expense for the six months ended September 30, 1996. In accordance with the acquisition agreement (see Note 7), it is the Company's intention to terminate such defined contribution pension plan.

                          ATHLETES AND ARTISTS, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 NOTE 6 -- COMMITMENTS AND CONTINGENCIES

   The Company has lease commitments for office and equipment rentals which expire through 2003. These operating leases provide for basic annual rents plus escalation charges. Rent expense amounted to $135,000, $138,000, $90,000 and $89,000 for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996, respectively. At September 30, 1996, the future minimum lease commitments excluding escalation charges, are as follows:

1997 ........  $  135,000
1998 ........     135,000
1999 ........     135,000
2000 ........     135,000
2001 ........     135,000
Thereafter  .     375,000
              -----------
               $1,050,000
              ===========

   The Company is subject to certain legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, settlement of these actions, when ultimately concluded, will not have a material adverse effect on the results of operations, cash flows or the financial condition of the Company.

NOTE 7 -- OTHER MATTERS

   On March 21, 1996, the stockholders of the Company agreed to be acquire by The Marquee Group, Inc. ("Marquee"), subject to, among other matters, the completion of an initial public offering of Marquee's securities.

   NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                PAGE
                                                ----
Prospectus Summary .........................      3
Risk Factors ...............................      7
Use of Proceeds ............................     14
Dividend Policy ............................     14
Capitalization .............................     15
Dilution ...................................     17
Unaudited Pro Forma Condensed Combined
 Financial Statements ......................     18
Selected Financial Data ....................     22
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ................................     23
Business ...................................     27
Management .................................     34
Certain Transactions .......................     40
Principal Stockholders .....................     45
Description of Securities ..................     48
Shares Eligible for Future Sale ............     51
Underwriting ...............................     52
Legal Matters ..............................     54
Experts ....................................     54
Additional Information .....................     54
Index to Financial Statements ..............    F-1

-----------------------------------------------------------------------------

   UNTIL DECEMBER   , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


 #############################################################################

                               GRAPHIC OMITTED
                                IGT: "MARQUEE1"

 #############################################################################


                                 THE MARQUEE
                                 GROUP, INC.
                               3,350,000 UNITS

                      CONSISTING OF 3,350,000 SHARES OF
                     COMMON STOCK AND 3,350,000 WARRANTS


                                  PROSPECTUS

                               ROYCE INVESTMENT
                                 GROUP, INC.

                                 CONTINENTAL
                             BROKER-DEALER CORP.


                              DECEMBER   , 1996

              PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the General Corporation Law of the State of Delaware (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

   In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

   Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant and its directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


   The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriters' non-accountable expense allowance of $376,875), are as follows:



                                      AMOUNT
                                    ---------
SEC Registration Fee ..............  $ 18,425
NASD Filing Fee ...................     6,780
Nasdaq Filing Fees ................    10,000
Printing and Engraving Expenses  ..   100,000
Accounting Fees and Expenses  .....   150,000
Legal Fees and Expenses ...........   300,000
Blue Sky Fees and Expenses ........    50,000
Transfer Agent's Fees and Expenses      5,000
Miscellaneous Expenses ............   109,920
                                    ---------
    Total ......................... $ 750,125
                                    =========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

   The following discussion gives retroactive effect to the Stock Split effected by the Company in August 1996. Since its organization in July 1995, the Registrant has sold and issued the following unregistered securities:

   In July 1995 and August 1995, respectively, the Registrant sold 1,292,308 and 646,154 shares of Common Stock to The Sillerman Companies, Inc. and Robert M. Gutkowski, respectively, both of whom were accredited investors. In May 1996, the Registrant sold 50,000 shares of Common Stock to Martin C. Ehrlich, the Company's Senior Vice-President--Programming. Such issuances were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

   In August 1996, the Registrant issued $2,000,000 principal amount of debentures bearing interest at 6% per annum commencing one year from the date of issuance, to nine accredited investors for an aggregate purchase price of $2,000,000, of which $445,103 was purchased through the cancellation of promissory notes. The units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. Royce Investment Group, Inc. acted as the Registrant's placement agent in connection with this private placement. In connection therewith, the Registrant paid sales commissions in the amount of $155,000 and a non-accountable expense allowance in the aggregate amount of $37,500. Subsequently, certain terms of the debentures were modified and, pursuant to their modified terms, the debentures will automatically convert upon the completion of this Offering into 666,662 units (resulting in a conversion rate of $3.00 per unit) each of which will be identical to the units offered hereby.

    The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.


1.1             --     Form of Revised Underwriting Agreement
2.1*            --     Form of Certificate of Merger between Athletes Acquisition Corp. and Athletes and
                       Artists, Inc.
2.2*            --     Form of Certificate of Merger between SMTI Acquisition Corp. and Sports Marketing &
                       Television International, Inc.
3.1*            --     Amended and Restated Certificate of Incorporation of the Registrant
3.2*            --     Amended and Restated By-laws of the Registrant
4.1             --     Form of Revised Warrant Agreement
4.2             --     Form of Revised Underwriters' Unit Purchase Option
5.1             --     Opinion of Baker & McKenzie
10.1*           --     1996 Stock Option Plan
10.2*           --     Employment Agreement between Registrant and Robert M. Gutkowski dated as of March 21,
                       1996
10.3*           --     Form of Employment Agreement between Registrant and Michael Trager
10.4*           --     Form of Employment Agreement between Registrant and Michael Letis
10.5*           --     Form of Employment Agreement between Registrant and Arthur Kaminsky
10.6*           --     Form of Employment Agreement between Registrant and Louis J. Oppenheim
10.7*           --     Stockholders' Agreement by and among The Sillerman Companies, Inc., Robert M. Gutkowski,
                       Arthur Kaminsky, Louis J. Oppenheim, Michael Trager, Michael Letis and Registrant dated as of March 21, 1996
10.8*           --     Escrow Agreement by and between the Registrant, Continental Stock Transfer & Trust
                       Company, The Sillerman Companies, Inc., Robert M. Gutkowski, Arthur Kaminsky, Louis J.
                       Oppenheim, Michael Trager and Michael Letis dated August 15, 1996
10.8A*          --     Form of Amendment to Escrow Agreement
10.8B*          --     Form of Second Amendment to Escrow Agreement
10.9*           --     Financial Consulting Agreement between the Registrant and Sillerman Communications
                       Management Corporation
10.10*          --     Form of Amended and Restated Acquisition Agreement by and among the Registrant, Athletes and Artists, Inc., Arthur C. Kaminsky, Louis J. Oppenheim, Robert M. Gutkowski and The
                       Sillerman Companies, Inc.
10.11*          --     Form of Amended and Restated Acquisition Agreement by and among the Registrant, Sports
                       Marketing & Television International, Inc., Michael Trager, Michael Letis, Robert M.
                       Gutkowski and The Sillerman Companies, Inc.
10.12*+         --     Marketing Agreement by and between Sports Marketing & Television International, Inc. and
                       Breeders' Cup Limited
10.13*          --     Form of Subscription Agreement
10.14*          --     Form of Promissory Note from the Registrant to Robert M. Gutkowski
21.1*           --     List of Subsidiaries of Registrant
23.1            --     Consent of Baker & McKenzie -- Included in Exhibit 5.1
23.2            --     Consent of Ernst & Young, LLP
23.3            --     Consent of Scott Gildea CPA
23.4*           --     Consent of Michael Letis
23.5*           --     Consent of Louis J. Oppenheim
23.6*           --     Consent of Arthur R. Barron
23.7*           --     Consent of Myles W. Schumer
24.1*           --     Power of Attorney
27.1*           --     Financial Data Schedule


------------
*  Previously filed.
+  Confidential treatment applied for.

 ITEM 28.  UNDERTAKINGS.

   (1) The undersigned Registrant hereby undertakes that it will:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

   (2) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (4) The undersigned Registrant hereby undertakes that it will:

     (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of New York, State of New York on the 4th of December, 1996.


                                THE MARQUEE GROUP INC.


                                By: /s/ James E. Sileo

                                        -----------------------------------
                                    James E. Sileo, Chief Financial Officer


                              POWER OF ATTORNEY

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


         SIGNATURE                              TITLE                            DATE
         ---------                             -------                          ------
             *                  Chairman of the Board of Directors          December 4, 1996
 --------------------------
 Robert F.X. Sillerman

             *                  President, Chief Executive Officer and
 --------------------------       Director (Principal Executive Officer)    December 4, 1996
 Robert M. Gutkowski

             *                  Director                                    December 4, 1996
 --------------------------
 Arthur C. Kaminsky

            *                   Director                                    December 4, 1996
 --------------------------
 Howard J. Tytel

             *                  Director                                    December 4, 1996
 --------------------------
 Michael Trager


 /s/JAMES E. SILEO
 --------------------------    Chief Financial Officer (Principal
   James E. Sileo                Accounting and Financial Officer)          December 4, 1996



*/s/ JAMES E. SILEO
 --------------------------
     by James E. Sileo as
     attorney in fact

                                EXHIBIT INDEX


 EXHIBIT NO.                                                DESCRIPTION                                     PAGE NO.
------------                                              ---------------                                   --------
      1.1          --   Form of Revised Underwriting Agreement
      2.1*         --   Form of Certificate of Merger between Athletes Acquisition Corp. and Athletes and
                        Artists, Inc.
      2.2*         --   Form of Certificate of Merger between SMTI Acquisition Corp. and Sports Marketing
                        & Television International, Inc.
      3.1*         --   Amended and Restated Certificate of Incorporation of the Registrant
      3.2*         --   Amended and Restated By-laws of the Registrant
      4.1          --   Form of Revised Warrant Agreement
      4.2          --   Form of Revised Underwriters' Unit Purchase Option
      5.1          --   Opinion of Baker & McKenzie
     10.1*         --   1996 Stock Option Plan
     10.2*         --   Employment Agreement between Registrant and Robert M. Gutkowski dated as of March
                        21, 1996
     10.3*         --   Form of Employment Agreement between Registrant and Michael Trager
     10.4*         --   Form of Employment Agreement between Registrant and Michael Letis
     10.5*         --   Form of Employment Agreement between Registrant and Arthur Kaminsky
     10.6*         --   Form of Employment Agreement between Registrant and Louis J. Oppenheim
     10.7*         --   Stockholders' Agreement by and among The Sillerman Companies, Inc., Robert M.
                        Gutkowski, Arthur Kaminsky, Louis J. Oppenheim, Michael Trager, Michael Letis and
                        Registrant dated as of March 21, 1996
     10.8*         --   Escrow Agreement by and between the Registrant, Continental Stock Transfer &
                        Trust Company, The Sillerman Companies, Inc., Robert M. Gutkowski, Arthur
                        Kaminsky, Louis J. Oppenheim, Michael Trager and Michael Letis dated August 15,
                        1996
     10.8A*        --   Form of Amendment to Escrow Agreement
     10.8B*        --   Form of Second Amendment to Escrow Agreement
     10.9*         --   Financial Consulting Agreement between the Registrant and Sillerman
                        Communications Management Corporation
     10.10*        --   Form of Amended and Restated Acquisition Agreement by and among the Registrant,
                        Athletes and Artists, Inc., Arthur C. Kaminsky, Louis J. Oppenheim, Robert M.
                        Gutkowski and The Sillerman Companies, Inc.
     10.11*        --   Form of Amended and Restated Acquisition Agreement by and among the Registrant,
                        Sports Marketing & Television International, Inc., Michael Trager, Michael Letis,
                        Robert M. Gutkowski and The Sillerman Companies, Inc.
     10.12*+       --   Marketing Agreement by and between Sports Marketing & Television International,
                        Inc. and Breeders' Cup Limited
     10.13*        --   Form of Subscription Agreement
     10.14*        --   Form of Promissory Note from the Registrant to Robert M. Gutkowski
     21.1*         --   List of Subsidiaries of Registrant
     23.1          --   Consent of Baker & McKenzie -- Included in Exhibit 5.1
     23.2          --   Consent of Ernst & Young, LLP
     23.3          --   Consent of Scott Gildea CPA
     23.4*         --   Consent of Michael Letis
     23.5*         --   Consent of Louis J. Oppenheim
     23.6*         --   Consent of Arthur R. Barron
     23.7*         --   Consent of Myles W. Schumer
     24.1*         --   Power of Attorney
     27.1*         --   Financial Data Schedule


------------
*  Previously filed.
+  Confidential treatment applied for.